Exhibit 2

A G R E E M E N T   A N D   P L A N   O F   M E R G E R

between

GUIDANT CORPORATION,

DIANE ACQUISITION CORPORATION

and

COOK GROUP INCORPORATED

Dated as of

July 30, 2002

Index of Defined Terms

Acceptable Data Results	9.2(f)

Agreement	Preamble

Articles of Merger	1.1(g)(i)

BSX	9.2(e)

Balance Sheet Date	4.6(a)

Benefit Plans	4.15(a)

Buyer	Preamble

Buyer Common Stock	1.2(a)(ii)

Buyer Shareholders Meeting	8.1(a)

Buyer’s Disclosure Schedule	Article 5

Buyer’s Representatives	7.3(a)

Buyer’s Threshold	10.1(e)(i)(B)

Cash Consideration	2.1(a)(ii)

Cash Shares	1.2(a)(i)

Change of Control	6.1(g)(1)

Claiming Party	10.1(c)

Clinical Data	9.2(e)

Closing	3.1

Closing Date	3.1

Code	4.15(a)(i)

Company Common Stock	1.1(c)(iv)

Company Disclosure Schedule	Article 4

Company Shareholders Meeting	8.1(a)

Company	Preamble

Company’s Representatives	7.3(b)

Consent	4.5

Cook Name Rights	8.3

Dissenting Shares	2.2

ERISA	4.15(a)

Effective Time	1.1(g)

Escrow Agent	Recitals

Escrow Shares Escrow Agreement	2.3

Escrowed Funds	Recitals

Escrowed Shares	2.3

Exchange Act	4.5

Final Average Price	2.7(a)

Final Distribution	3.1

Final Pricing Date	3.1

Financial Statements	4.6(a)

Founder	5.8

Founder’s Threshold	10.1(e)(ii)(B)

GAAP	4.6(a)

Good Faith Defense	10.1(c)

Governmental Entity	4.5

HSR Act	4.5

Holder	2.3

IBCL	1.1(a)

Joint Proxy Statement	8.1(b)

Knowledge	4.3

Laws	4.9(a)

License Period	8.3

Loss / Losses	10.1(a)

Material Adverse Effect	4.1

Material Contracts	4.10(a)

Merger Consideration	2.1(a)

Merger Subsidiary	Preamble

Merger	Recitals

MI	9.2(f)

Non-Compete Period	11.1

Ordinary Course of Business	4.6(b)

Permitted Liens	4.11

Permitted Transactions	7.1

Principal Balance Sheet	4.6(a)

Property	4.12

Proprietary Rights	4.13(a)

Returns	4.7(a)(ii)

Ruling	9.1(c)

S-4 Registration Statement	8.1(b)

SDS Agreement	Recitals

SEC	5.5

SEC Reports	5.5

Securities Act	5.5

Share Surrender Certificate	2.2

Shareholder Meetings	8.1(a)

Shareholders	1.3

Shareholders Agreement	9.2(l)

Shelf Registration Statement	8.1(c)

Stock Issuance	5.3

Subsidiary/ Subsidiaries	4.4

Surviving Corporation	Recitals

TVF	9.2(f)

Taxes	4.7(a)(i)

Third Party Claim	10.1(c)

Tranche A Average Price	1.2(a)(ii)

Tranche A Per-Share Consideration	1.2(a)(i)

Tranche A Exchange Ratio	1.2(a)(iii)

Tranche B Exchange Ratio	1.2(a)(iv)

Voting Stock	6.1(g)(2)

Exhibits

Exhibit A-1	Escrowed Funds Escrow Agreement
Exhibit A-2	Escrow Shares Escrow Agreement
Exhibit B	SDS Agreement
Exhibit C	Surviving Corporation Directors and Officers
Exhibit D	Share Surrender Certificate
Exhibit E	Distribution of Escrowed Shares
Exhibit F	Financial Statements
Exhibit G	Company and Subsidiaries Officers and Directors
Exhibit H	Permitted Transactions
Exhibit I	Employment Agreement
Exhibit J	Employees and Employment Terms
Exhibit K	Management Agreement
Exhibit L	Shareholders Agreement
Exhibit M	Amendment to Agreement and Plan of Merger
Exhibit N	Rule 145 Affiliate Agreement

v

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 30th day of July, 2002, between Guidant Corporation, an Indiana corporation (“Buyer”), Diane Acquisition Corporation, an Indiana corporation and a wholly owned subsidiary of Buyer (“Merger Subsidiary”), and Cook Group Incorporated, an Indiana corporation (the “Company”). Unless otherwise defined in this Agreement, definitions of initially capitalized terms used in this Agreement appear in the section of this Agreement identified in the Index of Defined Terms immediately following the Table of Contents.

RECITALS

      A. The boards of directors of Buyer, Merger Subsidiary, and the Company have each determined that it is in the best interests of their respective corporations and shareholders (a) to cause Merger Subsidiary to merge with and into the Company (the “Merger”) with the Company being the surviving corporation (the “Surviving Corporation”) in the Merger; and (b) to consummate the other transactions contemplated by this Agreement, and such boards of directors have approved this Agreement and the Merger.

      B. Buyer, Merger Subsidiary, and the Company desire to consummate the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement.

      C. Concurrently with the execution and delivery of this Agreement, Buyer, the Company, and Bank One Trust Company, N.A. (the “Escrow Agent”), have entered into an escrow agreement, substantially in the form attached hereto as Exhibit A-1, pursuant to which: (a) Buyer will deliver to the Escrow Agent, no later than the first business day after the date of this Agreement, the sum of $50 million in cash (together, with any and all interest thereon and additions thereto, the “Escrowed Funds”), and (b) Buyer and the Company will cause the parties thereto to deliver to the Escrow Agent two duly executed originals of the Amended and Restated Stent Delivery System Distribution Agreement, in substantially the form of Exhibit B hereto (the “SDS Agreement”).

AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Indiana Business Corporation Law, as amended and in effect from time to time (the “IBCL”).

      (b) Upon the terms and subject to the conditions set forth in this Agreement (including Section 2.7), Buyer will pay the Merger Consideration on the Closing Date.

      (c) Subject to the terms and conditions of this Agreement and the IBCL, at the Effective Time, Merger Subsidiary and the Company will consummate the Merger and thereby:

(i) Merger Subsidiary will be merged with and into the Company and the separate corporate existence of Merger Subsidiary will thereupon cease;

(ii) the Company will be the Surviving Corporation in the Merger and will continue to be governed by the IBCL;

(iii) the separate corporate existence of the Company with all of its rights, privileges, immunities, powers, and franchises will continue otherwise unaffected by the Merger;

(iv) each issued and outstanding share of common stock, without par value, of the Company (“Company Common Stock”), other than the Dissenting Shares, will be converted in the manner specified in Section 2.1; and

(v) the Merger will have the other effects of a merger set forth in Section 23-1-40-6 of the IBCL.

      (d) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time will be amended and restated as of the Effective Time to be identical to the Articles of Incorporation of Merger Subsidiary (except that Article I thereof will read: The name of the Corporation is “Cook Group Incorporated”) and, as so amended and restated, will be the Articles of Incorporation of the Surviving Corporation, unless and until amended in accordance with applicable law.

      (e) Bylaws. At the Effective Time, the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time will become the Bylaws of the Surviving Corporation, unless and until amended in accordance with applicable law.

      (f) Directors and Officers. At the Effective Time, the directors and officers listed on Exhibit C will become the directors and officers of the Surviving Corporation, until their respective successors are named or their earlier removal, resignation, death, or incapacity.

      (g) Effective Time of Merger. On the Closing Date, subject to the terms and conditions of this Agreement, the Company will:

(i) cause to be duly executed articles of merger in the form required by Section 23-1-40-5 of the IBCL to effect the Merger (the “Articles of Merger”); and

(ii) cause the Articles of Merger to be duly filed with the Secretary of State of Indiana as provided in Section 23-1-40-5 of the IBCL.

      The Merger will become effective at: (i) such time and date as the Articles of Merger have been duly filed with the Secretary of State of Indiana; or (ii) such later time and date as is mutually agreed upon by the parties and specified in the Articles of Merger. The effective time and date of the Merger is referred to as the “Effective Time.”

      1.2 Tranche A and Tranche B.

      (a) Each of the following terms has the meaning given to it below:

(i) “Tranche A Per-Share Consideration” means the dollar amount (rounded to the nearest cent) equal to (A) $1.65 billion divided by (B) the aggregate number of shares (excluding the shares of the Class D common stock, without par value, of the Company (the “Cash Shares”)) of capital stock of the Company issued and outstanding immediately before the Effective Time.

(ii) “Tranche A Average Price” means the greater of (A) $40 and (B) the average per-share closing price of a share of common stock of Buyer, no par value (“Buyer Common Stock”), as reported on the New York Stock Exchange Composite Tape, rounded to four decimal places, for the period of 15 consecutive trading days beginning on the 14th calendar day following the date of public announcement of the signing of this Agreement (or, if such day is not a trading day, on the next trading day thereafter).

(iii) “Tranche A Exchange Ratio” means the quotient (rounded to four decimal places) of (A) the Tranche A Per-Share Consideration divided by (B) the Tranche A Average Price.

(iv) “Tranche B Exchange Ratio” means the quotient (rounded to four decimal places) of (A) 24,545,500 divided by (B) the aggregate number of shares (excluding the Cash Shares) of capital stock of the Company issued and outstanding immediately before the Effective Time.

      (b) At the Closing, Buyer will pay for each share of Company Common Stock (excluding the Cash Shares) that number of shares of Buyer Common Stock equal to the Tranche A Exchange Ratio plus the Tranche B Exchange Ratio.

      1.3 Anti-Dilution Provisions. If Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization, or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor or the effective time thereof is before the Closing Date, the Final Pricing Date, or the consummation of any other transaction, calculation or payment contemplated by this Agreement involving shares or the price of Buyer Common Stock (including Section 6.1(j)), as the case may be, then the applicable calculations in Section 1.2 or 6.1(j) or the number of shares of Buyer Common Stock to be delivered pursuant to any provision of this Agreement, as the case may be, shall be adjusted accordingly so as to provide the shareholders of the Company (the “Shareholders”) or the Buyer, as the case may be, with the same aggregate dollar value of Buyer Common Stock that the Shareholders or the Buyer, as the case may be, would have otherwise received but for such change.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

      2.1     Manner of Converting Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Merger Subsidiary, the shares of capital stock of the Company and Merger Subsidiary shall be converted or cancelled as follows:

(a) Each issued and outstanding share of Company Common Stock, other than the Dissenting Shares, will be converted into the following (the “Merger Consideration”):

(i) with respect to each share of Company Common Stock not constituting a Cash Share, the right to receive that number of shares of Buyer Common Stock equal to the sum of: (i) the Tranche A Exchange Ratio plus (ii) the Tranche B Exchange Ratio; and

(ii) with respect to each share of Company Common Stock constituting a Cash Share, cash in an amount equal to the quotient of $150 million (the “Cash Consideration”) divided by the number of Cash Shares issued and outstanding immediately before the Effective Time.

(b) Any Company Common Stock held by any Subsidiary of the Company, Buyer or its Subsidiaries will be automatically cancelled and cease to exist, and no stock or other consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Subsidiary, par value $0.01 per share, will be converted into one share of common stock of the Surviving Corporation.

      2.2     Dissenting Shares. Each outstanding share of Company Common Stock, the holder or beneficial owner of which has perfected such holder or beneficial owner’s right to dissent under Section 23-1-44-11 of the IBCL, and has not effectively withdrawn or lost that right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to those rights as are granted by the IBCL. If, after the Effective Time, a holder or beneficial owner of Dissenting Shares fails to perfect, withdraws or loses the right to dissent, such Dissenting Shares shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration as provided in Section 2.1, without interest thereon, upon delivery of a share surrender certificate in the form of Exhibit D (a “Share Surrender Certificate”) representing Company Common Stock previously constituting Dissenting Shares. The Company shall give Buyer (i) prompt notice upon receipt by the Company of any notice of intent to demand payment of the fair value of any shares of the Company Common Stock and of withdrawals of any such notice of intent and any other instruments provided pursuant to the IBCL and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under the IBCL. The Company shall not voluntarily make any payment with respect to any exercise of dissenters’ rights and shall not, except with the prior written consent of Buyer, settle or offer to settle any demand for fair value of Dissenting Shares under the IBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

      2.3     Exchange and Payment Procedures. Upon delivery of a Share Surrender Certificate (other than a Share Surrender Certificate representing Dissenting Shares) to Buyer, Buyer will issue in the name of, and deliver to, the holder of such Share Surrender Certificate (each, a “Holder”) (a) a certificate representing that number of shares of Buyer Common Stock into which the shares of the Company Common Stock previously represented by the Share Surrender Certificate are converted in accordance with Section 2.1(a)(i); provided, however, that 8,181,818 of such shares of Buyer Common Stock will be issued in the name of, and delivered to, the Escrow Agent to be held on behalf of the Holders (in proportion to their ownership of Company Common Stock, excluding Cash Shares and Dissenting Shares) and distributed by the Escrow Agent in accordance with an escrow agreement substantially in the form of Exhibit A-2 hereto (the “Escrow Shares Escrow Agreement”) and Section 2.7 (with such shares being referred to as the “Escrowed Shares”), and (b) if such Share Surrender Certificate represents Cash Shares, cash in the amount of the Cash Consideration to which such Holder is entitled in accordance with Section 2.1. If the Merger Consideration is to be delivered to any person other than the person in whose name the Share Surrender Certificate delivered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Share Surrender Certificate is presented to the Buyer, accompanied by all documents reasonably required to evidence and effect that transfer and by evidence reasonably satisfactory to Buyer that any applicable stock transfer taxes have been paid. Until delivered as contemplated by this Section 2.3, the shares of Company Common Stock represented by each Share Surrender Certificate (other than a Share Surrender Certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon delivery the Merger Consideration contemplated by this Agreement. No interest will be paid or will accrue on any cash payable hereunder to holders of Company Common Stock.

      2.4     Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or paid after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the Shareholder of any undelivered Share Surrender Certificate with respect to the Buyer Common Stock represented until the holder of record of such Share Surrender Certificate shall deliver such Share Surrender Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery of any such Share Surrender Certificate, there shall be paid to the record holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor (or the person who would be the record holder if fractional shares of Buyer Common Stock were issued in exchange therefor), without interest, (i) at the time of such delivery, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to delivery and a payment date subsequent to delivery payable with respect to such whole shares of Buyer Common Stock.

      2.5     No Further Ownership Rights in the Company Common Stock. After the Effective Time, there shall be no further registration or transfers of shares of Company Common Stock.

      (a) The payment of the Merger Consideration to be made to Shareholders upon conversion of shares of Company Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to those shares of Company Common Stock.

      (b) If, after the Effective Time, Share Surrender Certificates are presented to Buyer for any reason, the shares represented thereby shall be exchanged as provided in this Article 2.

      2.6     No Fractional Shares.

      (a) No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued.

      (b) After aggregating all fractional shares of Buyer Common Stock that otherwise would be issuable to a Shareholder at the Closing or the Final Distribution, any remaining fraction shall be rounded to the nearest whole share.

      2.7     Final Distribution.

      (a) “Final Average Price” means the average per-share closing price of a share of Buyer Common Stock, as reported on the New York Stock Exchange Composite Tape, rounded to the nearest whole dollar for the period of 15 consecutive trading days ending on the fifth day before the Final Pricing Date.

      (b) If the Final Average Price is equal to or less than $55, then, on the Final Pricing Date, the Escrow Agent will cause certificates representing all of the Escrowed Shares to be delivered to, and issued in the name of, the Holder on behalf of which such Escrowed Shares were being held. If the Final Average Price is greater than $55, then, on the Final Pricing Date, the Escrow Agent will cause certificates representing the appropriate number of Escrowed Shares indicated on Exhibit E hereto to be delivered to Buyer and cause certificates representing the remaining Escrowed Shares, if any, to be delivered to, and issued in the name of, the Holder on behalf of which such Escrowed Shares were being held; provided, however, that the distribution of shares to the Buyer will be done in such a manner so as not to alter the relative percentage of remaining Escrowed Shares to which each Holder is entitled.

      (c) The Buyer will cooperate with the Escrow Agent, will deliver (or cause its transfer agent to deliver) such additional certificates representing shares of Buyer Common Stock issued in such names and amounts as the Escrow Agent may reasonably request, and take such other actions as the Escrow Agent may reasonably request in order to consummate the Final Distribution in accordance with this Section 2.7.

      (d) To the extent that the Escrow Agent receives any dividends or distributions with respect to any given Escrowed Share, such dividends and distributions will be held by the Escrow Agent and distributed by the Escrow Agent to the party to which the Escrow Agent delivers such Escrowed Share.

ARTICLE 3

CLOSING; FINAL PRICING DATE

      3.1     Closing. Subject the satisfaction or waiver of the conditions to the parties’ obligations to effect the Merger set forth in Article 9, the parties hereto shall cause the closing of the Merger and the payment of the Merger Consideration (the “Closing”) to occur on January 3, 2003, or such other date as the Buyer and the Company may agree (the actual date of such closing being the “Closing Date”). The distribution of the Escrowed Shares (the “Final Distribution”) will occur on the Final Pricing Date. The “Final Pricing Date” shall be the first business day that is thirty days after Buyer sends written notice to the Shareholders requesting that the Final Pricing Date occur; provided, however, that the Final Pricing Date must occur after the Closing Date and on or before December 15, 2003. The Closing and the Final Distribution shall occur at 10:00 a.m., local time, on the Closing Date and the Final Pricing Date, as the case may be, at the offices of Faegre & Benson LLP in Minneapolis, Minnesota, or at such other time and place as Buyer and the Company or the Shareholders, as the case may be, may agree.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as otherwise contemplated by this Agreement, or as specifically disclosed in the disclosure schedule delivered by the Company to Buyer pursuant to Section 8.5 (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Buyer as follows:

      4.1     Organization and Good Standing. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate or similar powers and authority and possesses all franchises, licenses, permits, authorizations, consents, orders and approvals, and has made each registration, declaration or filing with any governmental authority or any other person, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as currently conducted (except for any failure to possess a Permit or make a registration, declaration or filing that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be duly qualified or in good standing could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company has delivered to Buyer (or permitted Buyer to inspect) true and complete copies of the Articles of Incorporation of the Company as currently in effect, the Bylaws of the Company as currently in effect, and the comparable charter and organizational documents of each Subsidiary, in each case as currently in effect. “Material Adverse Effect” means with respect to the Company or Buyer, as applicable, a material adverse effect upon the business, operations, results of operations, properties, or financial condition of that party and its subsidiaries taken as a whole, or on that party’s ability to consummate the Merger and the transactions contemplated hereby.

      4.2     Capital Stock. The authorized capital stock of the Company consists of 25 million Class C shares, 25 million Class N-D1 shares, 25 million Class L shares, 25 million Class L-D1 shares, 25 million Class L-D2 shares, 25 million Class L-D3 shares, and 669,445 Class E shares, all without par value. Of such authorized shares, as of the date of this Agreement, 10,000 Class C shares, 9,992,261.42 Class L shares, and 281,881.797 Class N-D1 shares are issued and outstanding. Section 4.2 of the Company Disclosure Schedule identifies for each series or class of Company Common Stock, the series or class of shares, each Shareholder of such shares and the percentage of the total issued and outstanding shares of Company Common Stock held by such Shareholder; provided, however, that the parties agree that the Company may amend and update Section 4.2 of the Company Disclosure Schedule from time to time prior to Closing to account for any changes caused by permitted issuances of or permitted transfers of Company Common Stock that occur after the date of this Agreement. The shares of Company Common Stock identified on Section 4.2 of the Company Disclosure Schedule are the only issued and outstanding shares of capital stock of the Company. Each share of the Company Common Stock is duly authorized, validly issued, fully paid and nonassessable, and no shares of the Company Common Stock were issued in violation of the Articles of Incorporation or Bylaws of the Company, any provision of law or any pre-emptive right of any person. No pre-emptive rights exist with respect to any equity interest of the Company. The shares of Company Common Stock identified on Section 4.2 of the Company Disclosure Schedule represent each and every equity interest of any nature in the Company, and no person or entity of any nature holds, or is entitled to receive, any option (other than options to purchase such number of shares of Company Common Stock, issuable to such persons, and at such exercise prices as are set forth in Section 4.2 of the Company Disclosure Schedule), warrant, convertible instrument or security, put, call, contract or commitment of any nature whereby any person or entity has or may receive any interest in or right to acquire any common stock of the Company or any other equity interest of any nature in the Company (other than as provided in this Agreement).

      4.3  Execution and Delivery. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation and agreement of the Company enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, conservatorship, receivership, liquidation, reorganization, moratorium or similar laws affecting creditors rights generally). The execution, delivery and performance of this Agreement by the Company (a) will not violate, contravene, result in a breach of or constitute a default (with due notice or lapse of time or both) under the Company’s Articles of Incorporation or Bylaws, or any note, mortgage, contract, instrument, judgment, law, rule, regulation or decree to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties and assets are bound, and (b) will not afford any lender the right to accelerate, declare at once due and payable or demand prepayment of (or any penalty, charge or premium with respect to) any indebtedness of the Company. The Company is not a party to (and has no Knowledge of any threat of) any litigation or other claim or proceeding which calls into question the validity or enforceability of this Agreement or seeks to delay or prevent any transaction contemplated hereby. A party will be deemed to have “Knowledge” of a particular fact or other matter if (A) one or more of the executive officers of the party is actually aware of such fact or other matter or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

      4.4  Subsidiaries; Equity Interests. All the outstanding shares of stock of (and each other equity interest in) each corporation or other entity in which the Company holds (directly or indirectly) 50% or more of any class of stock or other equity interest (each a “Subsidiary” and collectively, the “Subsidiaries”) are validly issued, fully paid and nonassessable and, are owned, directly or indirectly, by the Company, free and clear of all liens of any kind or nature whatsoever. The name and jurisdiction of organization of each Subsidiary and its direct majority shareholder is identified in the Company Disclosure Schedule. All Subsidiaries are wholly owned either directly or indirectly by the Company.

      4.5  Consents. No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or any other person not a party to this Agreement is required with respect to the Company or any Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement, other than (a) the filing of the Joint Proxy Statement, in compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) the filing of the Articles of Merger with the Secretary of State of the State of Indiana, (c) compliance with and filings under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (d) possibly certain foreign antitrust filings which will be confirmed by Buyer and the Company prior to the Closing Date.

      4.6  Financial Statements.

      (a) Attached hereto as Exhibit F are true, correct and complete copies of the Company’s and its consolidated Subsidiaries’: (i) audited consolidated balance sheet as of December 31, 2000; (ii) unaudited consolidated balance sheet as of December 31, 2001, and (iii) the unaudited balance sheet for the interim period ending March 31, 2002 (the “Balance Sheet Date”), and the related audited or unaudited, as the case may be, consolidated statements of operations, and cash flows for 2000 and 2001 and for the period ended on the Balance Sheet Date, and the notes thereto, if any (collectively, the “Financial Statements”). Each of the Financial Statements (i) was prepared in accordance with United States generally accepted accounting principles consistently applied (“GAAP”) and (ii) is accurate, complete, and fairly presents in accordance with GAAP the financial condition of the Company and its consolidated Subsidiaries as of its date, and the results of operations for each of the periods then ended. The balance sheet included in the Financial Statements as of the Balance Sheet Date is the “Principal Balance Sheet.”

      (b) Neither the Company nor any Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent, known, unknown, asserted, unasserted or otherwise) that is required by GAAP to be reflected in its financial statements which is not so reflected, except: (i) liabilities and obligations incurred in the ordinary course of business consistent with past experience, custom, operations and practice (“Ordinary Course of Business”) since the Balance Sheet Date, (ii) liabilities and obligations set forth in, or arising under, leases, agreements, contracts or commitments entered into by the Company in the Ordinary Course of Business under which neither the Company nor any Subsidiary is delinquent or otherwise in default, and (iii) pending or threatened litigation or other claims (A) set forth in the Company Disclosure

Schedule or (B) the non-disclosure of which does not constitute a breach of any representation or warranty in this Agreement.

      4.7  Tax Returns and Payment of Taxes.

      (a) For the purposes of this Agreement, the following definitions shall apply:

(i) “Taxes” means any and all federal, state, local and foreign taxes, assessments and similar governmental charges, duties, impositions and liabilities, including without limitation those based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(ii) “Returns” means all reports, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

      (b) Except as would not have a Material Adverse Effect:

(i) All Returns required to be filed by or on behalf of the Company and the Subsidiaries as of the date hereof have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects.

(ii) The Company and the Subsidiaries (A) have paid all Taxes that have become due and payable as of the date hereof in full on a timely basis, and (B) have withheld and paid all Taxes required to have been withheld and paid as of the date hereof, and complied in all material respects with all information reporting and backup withholding requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(iii) As of the date hereof, there is no Tax deficiency which has been asserted in writing or assessed against the Company or any Subsidiaries and not withdrawn, satisfied or otherwise settled. Further, neither the Company nor any Subsidiary has received any written notice of a proposed assessment of Taxes, or executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which is still in effect. No audit or other examination of any Return of the Company and the Subsidiaries is in progress that is likely to have a Material Adverse Effect, and neither the Company nor any Subsidiary has been notified in writing of any request for such an audit or other examination. There is not outstanding any power of attorney that is currently in force with respect to any matter relating to Taxes for which the Company or any Subsidiary could be liable.

(iv) Neither the Company nor any Subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Further, neither the Company nor any Subsidiary has ever been a party to a tax sharing or allocation agreement.

(v) There are no liens for Taxes (other than for current Taxes not yet due and payable or for which adequate reserves have been made on the applicable Financial Statement) upon the assets of the Company or the Subsidiaries.

(vi) None of the assets of the Company or the Subsidiaries is treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company and the Subsidiaries are not “consenting corporations” under Section 341(f) of the Code. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code. The Company and each Subsidiary has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and the Buyer is not required to withhold tax by reason of Section 1445 of the Code. All transactions that could give rise to an understatement of federal income tax within the meaning of Section 6662 of the

Code have been disclosed in accordance with Section 6662 of the Code. No indebtedness of the Company or any Subsidiary is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code. Neither the Company nor any Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or such Subsidiary nor, to the Company’s Knowledge, has the IRS proposed any such adjustment or change in accounting method.

      (c) No Taxes arising by reason of transactions contemplated by this Agreement shall be deemed to cause the representations in Section 4.7(b) not to be true and correct at any time through and including the Effective Time.

      4.8  Absence of Claims. No action, suit, proceeding, investigation or claim (including assertion of any claim for Taxes, interest or penalties) is pending or threatened by any Governmental Entity against or with respect to the Company or any Subsidiary or any properties or assets of the Company or any Subsidiary that is reasonably likely to have a Material Adverse Effect.

      4.9  Operations in Accordance with Law.

      (a) Each of the Company and its Subsidiaries has been, and is now being, operated in compliance with applicable laws, statutes, rules, regulations, ordinances, directives and orders, whether federal, state, local or foreign (collectively, “Laws”), including those relating to pollution or protection of the environment or emissions, discharges or releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances into the environment and remediation thereof, except for any instances of non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      (b) Neither the Company nor any of its Subsidiaries has received a written notice, order or directive by any Governmental Entity that the Company or any of its Subsidiaries has failed to comply with any Laws or that the Company or any of its Subsidiaries is required to obtain any Permit not held by the Company, other than any that have been fully resolved or any that relate to events of non-compliance or failures to obtain that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      4.10  Contractual Obligations.

      (a) The Company Disclosure Schedule lists (i) all contracts, including leases, licenses, non-competition, consulting, supply, distribution, employment and other agreements, to which the Company or any of its Subsidiaries is a party, the immediate loss or cancellation of which would be reasonably expected to cause a Material Adverse Effect, (ii) all contracts of any kind requiring the Company or any Subsidiary to make royalty payments or similar payments currently or prospectively that equal or exceed (individually or in the aggregate) 1% of the net sales amount of the underlying product to be sold, (iii) all material partnership, joint venture and related-party agreements and (iv) all agreements materially limiting the ability of the Company or any Subsidiary from engaging in business anywhere in the world (collectively, the “Material Contracts”).

      (b) The Company has no Knowledge of any default or breach by any party to any Material Contract which would reasonably be expected to cause a Material Adverse Effect.

      4.11  Title to Assets. Each of the Company and its Subsidiaries has good and valid title to all assets reflected on the Principal Balance Sheet or acquired after the Balance Sheet Date (except those sold or otherwise disposed of for fair value since the Balance Sheet Date in the Ordinary Course of Business and not in violation of this Agreement), in each case free and clear of all liens of any kind except (i) mechanics’, carriers’, workmen’s, warehouseman’s or other like liens arising or incurred in the Ordinary Course of Business, (ii) liens which secure indebtedness reflected as a liability on the Principal Balance Sheet, (iii) liens for taxes and assessments not yet due and payable and (iv) other imperfections of title or encumbrances, if any, which individually, and in the aggregate, are not material in amount and do not materially impair the continued use and operation of the assets to which they relate (all items included in clauses (i), (ii), (iii) and (iv) above being collectively “Permitted Liens”). All leased property used, held for use or necessary in the business of the Company or any Subsidiary is in all material respects in the condition required of such property by the terms of the lease.

      4.12  Real Property. The Company and its Subsidiaries have (a) good and insurable fee title to all real property owned by the Company and its Subsidiaries and (b) good and valid title to the leasehold estates in all leased property (an owned property or leased property being sometimes referred to herein as a “Property”), in each case free and clear of all liens and other similar restrictions, except for (i) Permitted Liens, (ii) easements, reservations, covenants, rights-of-way and other similar restrictions of record and (iii) any conditions that may be shown by a current, accurate survey or determined by a careful physical inspection of any Property made prior to the Effective Time. None of the Company and its Subsidiaries is in material default under any material lease to which it is a party or under which it is in occupancy nor has received any written notice alleging any material default under such material leases, and all such material leases are in full force and effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

      4.13  Intellectual Property.

      (a) Disclosed on the Company Disclosure Schedule are all Proprietary Rights material to the Company’s or any Subsidiary’s business. Each of the Company and its Subsidiaries is the sole and exclusive owner of, or otherwise has a valid license or right to use, all such Proprietary Rights, free and clear of any encumbrance, except for such encumbrances which are not reasonably likely to cause a Material Adverse Effect. “Proprietary Rights” means all material inventions, patents, patent applications, patent disclosures, trademarks, service marks, logos, trade names, domain names, copyrights, trade secrets and all other intellectual property (whether patentable or unpatentable) owned or necessary to own, maintain and operate the Company’s or its Subsidiaries’ properties, assets and business (as now conducted), and each of the Company or its Subsidiaries has the right to use all of its Proprietary Rights in all jurisdictions in which the Company or such Subsidiary conducts its business, except to the extent that such inability to use such Proprietary Rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      (b) (i) Each individual and entity, including each employee, agent, consultant and contractor, who has contributed to or participated in any way in the conception, creation, reduction to practice and/or development of Proprietary Rights owned by the Company or its Subsidiaries was, at the time of such contribution or participation, a party to and bound by a valid, enforceable, duly executed agreement with the Company containing appropriate confidentiality provisions, standard “work-made-for-hire” provisions, in accordance with applicable law, and a valid written assignment in favor of the Company as assignee that has conveyed to the Company all right, title and interest in and to all worldwide intellectual rights in the Proprietary Rights; (ii) no Proprietary Rights have been declared unenforceable or otherwise invalid by any court or governmental agency and no party is currently pursuing or, to the Company’s Knowledge, threatening to pursue such action; and (iii) there is no existing infringement, misuse, or misappropriation of any Proprietary Rights by others, in each of the foregoing cases, except to the extent that the same is not reasonably likely to have a Material Adverse Effect.

      (c) (i) The Company has not, and the continued operation of its business as presently conducted and as presently anticipated to be conducted by the Company will not, interfere with, infringe upon or misappropriate any rights of any third party; (ii) the Company has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any offers to license, or any claim that the Company must license or refrain from using any right); and (iii) the Company has not received any charge, complaint, claim, demand or notice which challenges the legality, validity, enforceability, use or ownership of any Proprietary Rights, in each of the foregoing cases, except to the extent that the same is not reasonably likely to have a Material Adverse Effect.

      4.14  Adverse Changes. Since the Balance Sheet Date (a) there has been no Material Adverse Effect on the Company or any of its Subsidiaries, (b) each of the Company and its Subsidiaries has actively carried on its business in substantially the same manner and under the same business policies as was the case prior to such date, (c) no assets of the Company or any of its Subsidiaries with an aggregate book value in excess of $10,000,000 have been disposed of except in the Ordinary Course of Business, (d) except for the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction or commitment other than in the Ordinary Course of Business, or made any capital expenditures, capital additions, capital improvements or capital commitments in excess of $10,000,000 in the aggregate, (e) the Company and its Subsidiaries have not changed any borrowing arrangements or entered into any new borrowing arrangements or commitments of any kind, including guarantees, (f) the Company and its Subsidiaries have not declared or paid any dividend or other distribution, whether in cash, securities or other property, (g) the Company and its Subsidiaries have not received any notice of termination or invalidity or notice of an intention not to renew or reissue, any Material Contract, or suffered any damage, destruction or loss which would reasonably be expected to have a Material Adverse Effect or (h) entered into any agreement or made any commitment to take any action described in this Section 4.14.

      4.15 ERISA Compliance; Excess Parachute Payments.

      (a) With respect to each “employee pension benefit plan” (as defined in Section 3(2) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(l) of ERISA), and all other material employee benefit plans, programs or arrangements, which in each case is maintained, or contributed to, by the Company or any Subsidiary for the benefit of any current or former employees, officers or directors of the Company or any Subsidiary or under which the Company or any Subsidiary has any current or potential liability (the “Benefit Plans”):

(i) The Company has made available to Buyer true, complete and correct copies of (a) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a description thereof), (b) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (c) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and any subsequent summaries of material modification, (d) each trust agreement and group annuity contract relating to any Benefit Plan, (e) the most recent actuarial and financial valuation prepared for any Benefit Plan and (f) the most recent favorable IRS determination letter for each such Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii) Each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws and has been administered in compliance with its terms and the terms of all applicable collective bargaining agreements, and no individuals other than current or former employees of the Company and its Subsidiaries, or the dependents of such current or former employees where applicable, have participated in any of the Benefit Plans. Other than routine claims for benefits received in the Ordinary Course of Business, there are no pending or, to the Knowledge of the Company, threatened claims, suits or investigations related to any Benefit Plan.

(iii) All Benefit Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Benefit Plans are so qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any event occurred since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(iv) No Benefit Plan, other than any Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, had, as of the respective last annual valuation date for each such Benefit Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Buyer. None of the Benefit Plans has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company, any Subsidiary, any officer of the Company or any Subsidiary or any of the Benefit Plans which are subject to ERISA, including any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Subsidiary or any officer of the Company or any Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such Benefit Plans and trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Benefit Plan since January 1, 2000. Neither the Company nor any entity required to be treated as a single employer with the Company under Section 414 of the Code currently has any unsatisfied liability under Title IV of ERISA with respect to any Benefit Plan.

      4.16 Collective Bargaining Agreements. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or union contract with, and no employee of the Company or any of its Subsidiaries is represented by, any union or other collective bargaining unit. There are no pending or threatened labor disputes, strikes or work stoppages of employees of the Company or any of its Subsidiaries affecting the Company’s or any of its Subsidiaries’ business.

      4.17 Litigation.

      (a) There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or directly affecting the Company or any Subsidiary that has resulted or could reasonably be expected to have a Material Adverse Effect, nor is there any judgment outstanding as unsatisfied against the Company or any Subsidiary that has resulted or could reasonably be expected to result in a liability of more than $100,000.

      (b) There is no suit, action or proceeding pending or threatened against the Company or any Subsidiary asserting manufacturing liability claims with respect to any product manufactured by or for the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

      (c) There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened with regard to the Company’s execution of this Agreement or the consummation of the transactions contemplated thereby.

      4.18 No Recalls. No product sold by the Company or a Subsidiary has been recalled voluntarily or involuntarily since January 1, 1998, no recall is being considered by the Company or any Subsidiary and, to the Knowledge of the Company, no recall has been requested or ordered by any governmental authority or consumer group and there is no basis therefor.

      4.19 Voting Requirement. The affirmative vote of the holders of a majority of the aggregate issued and outstanding shares of Company Common Stock, voting as a single class at the Company Shareholder Meeting to approve this Agreement and the Merger, is the only vote of the holders of any class or series of the Company’s capital stock necessary in connection with this Agreement and the transactions contemplated herein.

      4.20 Directors and Officers. Exhibit G lists the names of all officers and directors of the Company and its Subsidiaries.

      4.21 Brokers. Except for fees payable to Morgan Stanley, the Company is under no obligation to any broker, finder or other intermediary that would cause Buyer or the Company to become liable for payment of any fee or expense in connection with the transactions contemplated by this Agreement.

      4.22 Disclosure. No representation or warranty in this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not materially misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

      Except as otherwise contemplated by this Agreement, or as otherwise specifically disclosed in the disclosure schedule delivered by Buyer to the Company concurrently with the execution and delivery of this

Agreement (the “Buyer’s Disclosure Schedule”), Buyer and Merger Subsidiary represent and warrant to the Company as follows:

      5.1 Organization and Good Standing. Each of Buyer and Merger Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Indiana. True, correct and complete copies of the Articles of Incorporation and Bylaws of each of Buyer and Merger Subsidiary as currently in effect have been delivered to the Company. Each of Buyer and Merger Subsidiary is duly qualified to conduct business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be duly qualified or in good standing could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. Merger Subsidiary is newly formed and wholly owned by Buyer, has no employees and no material assets or liabilities, and has not engaged in any business except in connection with this Agreement.

      5.2 Binding Agreement; No Litigation.

      (a) This Agreement has been duly executed and delivered by Buyer and Merger Subsidiary and is a valid and binding obligation and agreement of Buyer and Merger Subsidiary enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, conservatorship, receivership, liquidation, reorganization, moratorium or similar laws affecting creditors rights generally). The execution, delivery and performance of this Agreement by each of Buyer and Merger Subsidiary will not violate, contravene, result in a breach of or constitute a default (with due notice or lapse of time or both) under the Articles of Incorporation or Bylaws of either Buyer or Merger Subsidiary, or any note, mortgage, contract, instrument, judgment, law, rule, regulation or decree to which Buyer or Merger Subsidiary is a party or by which it or its properties and assets are bound which could reasonably be expected to result in a Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity or any other person not a party to this Agreement is required with respect to Buyer or Merger Subsidiary in connection with the execution, delivery and performance of this Agreement other than compliance with and filings under the HSR Act and possibly certain foreign antitrust filings which will be confirmed by Buyer and the Company prior to the Closing Date. Neither Buyer nor Merger Subsidiary is a party to (or has Knowledge of) any litigation or other claim or proceeding which calls into question the validity or enforceability of this Agreement or seeks to delay or prevent any transaction contemplated hereby.

      (b) The execution, delivery and performance of this Agreement by Buyer and Merger Subsidiary have been duly authorized by the boards of directors of Buyer and Merger Subsidiary and by Buyer as the sole shareholder of Merger Subsidiary, which authorization has not been rescinded, revoked or otherwise adversely modified. The boards of directors of Buyer and Merger Subsidiary have determined that the execution, delivery and performance of this Agreement are in the best interests of their respective corporations and shareholders.

      5.3  Voting Requirements. The affirmative vote of the holders of a majority of the issued and outstanding shares of Buyer Common Stock present and entitled to vote at the Buyer Shareholders Meeting, voting as a single class at the Buyer Shareholders Meeting, to approve the issuance of all of the Buyer Common Stock contemplated by this Agreement (the “Stock Issuance”), is the only vote of the holders of any class or series of Buyer’s capital stock necessary in connection with this Agreement and the transactions contemplated hereby.

      5.4  Buyer Common Stock. The shares of Buyer Common Stock, when issued to the Shareholders in accordance with this Agreement, will be duly and validly authorized and issued and fully paid and nonassessable.

      5.5  Compliance with Securities Laws. Buyer has and will have timely filed all the reports (the “SEC Reports”) required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act during the twelve months preceding the Effective Time. Buyer has made available to the Company, in the form filed with the Securities and Exchange Commission (the “SEC ”), all SEC Reports filed by Buyer with the SEC for the twelve months preceding the date of this Agreement. All SEC Reports, when filed, complied in all material respects with, were in the form required by, and contained all information required by, the Securities Act, the Exchange Act, and any rules and regulations promulgated thereunder. No SEC Report, as of its filing date, contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in the immediately preceding sentence does not apply to any misstatement or omission in any SEC Report filed before the date of this Agreement that has been superseded by a subsequent SEC Report filed before the date of this Agreement.

      5.6  Financial Statements.

      (a) The consolidated financial statements contained in the SEC Reports filed by Buyer (i) were prepared in accordance with GAAP; and (ii) are accurate, complete, and fairly present in accordance with GAAP the financial condition of the Buyer and its subsidiaries as of their respective dates, and the results of operations for each of the periods then ended, subject, in the case of interim financial statements, to normal year-end adjustments, and except that the interim financial statements do not contain all of the footnote disclosures required by GAAP to the extent permitted by the rules and regulations of the SEC.

      (b) Neither Buyer nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent, known, unknown, asserted, unasserted or otherwise) that is required by GAAP to be reflected in its financial statements which is not so reflected, except: (i) liabilities and obligations incurred in the Ordinary Course of Business since March 31, 2002, (ii) liabilities and obligations set forth in, or arising under, leases, agreements, contracts or commitments entered into by Buyer in the Ordinary Course of Business under which neither the Buyer nor any of its subsidiaries is delinquent or otherwise in default, and (iii) pending or threatened litigation or other claims (A) set forth in Buyer’s Disclosure Schedule, (B) described in the SEC Reports filed by Buyer or (C) the non-disclosure of which does not constitute a material breach of any representation or warranty in this Agreement.

      5.7  Brokers. Except for fees payable to J.P. Morgan & Company, neither Buyer nor Merger Subsidiary is under obligation to any broker, finder or other intermediary that would cause the Company to become liable for payment of any fee or expense in connection with the transactions contemplated by this Agreement.

      5.8  Disclosure. No representation or warranty in this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished to William A. Cook (the “Founder”) or the Company pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not materially misleading.

ARTICLE 6

TERMINATION

      6.1  Termination of Agreement. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of this Agreement and the Merger by the Shareholders or approval of the Stock Issuance by the shareholders of Buyer:

(a) by mutual written agreement of the Buyer and the Company;

(b) by Buyer giving written notice to the Company if: (i) the Company is in breach, in any material respect, of any representation, warranty or covenant in this Agreement; provided, however, that, for purposes of determination of such breach, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect; provided further, however, that, for purposes of determination of such breach, such representations and warranties will be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent or reasonably would be expected to represent a Material Adverse Effect; (ii) Buyer has given notice of such breach to the

Company; and (iii) such breach has not been cured by the tenth business day following delivery of such notice of breach;

(c) by the Company giving written notice to Buyer if: (i) Buyer is in breach, in any material respect, of any representation, warranty or covenant in this Agreement; provided, however, that, for purposes of determination of such breach, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect; provided further, however, that, for purposes of determination of such breach, such representations and warranties will be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent or reasonably would be expected to represent a Material Adverse Effect; (ii) the Company has given notice of such breach to Buyer; and (iii) such breach has not been cured by the tenth business day following delivery of such notice of breach;

(d) by Buyer giving written notice to the Company, if (i) the shareholders of the Company fail to approve this Agreement and the Merger by the vote required by the IBCL and the Company’s Articles of Incorporation at the first shareholders meeting called for that purpose or any adjournment thereof, or (ii) the shareholders of Buyer fail to approve the Stock Issuance by the vote required by the IBCL and Buyer’s Articles of Incorporation at the first shareholders meeting called for that purpose or any adjournment thereof;

(e) by the Company giving written notice to Buyer, if (i) the shareholders of the Company fail to approve this Agreement and the Merger by the vote required by the IBCL and the Company’s Articles of Incorporation at the first shareholders meeting called for that purpose or any adjournment thereof, or (ii) the shareholders of Buyer fail to approve the Stock Issuance by the vote required by the IBCL and Buyer’s Articles of Incorporation at the first shareholders meeting called for that purpose or any adjournment thereof;

(f) by either Buyer or the Company giving written notice to the other if the Closing shall not have occurred on or before September 30, 2003, unless the failure of the Closing to have occurred is due to the failure of the party seeking to terminate to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party on or before the Closing Date;

(g) by the Company giving written notice to Buyer, if a Change of Control occurs; with it being agreed that:

(1) a “Change of Control ” will be deemed to occur at such time as: (i) the Buyer is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Buyer immediately prior to such transaction; (ii) the Buyer sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Buyer immediately prior to such sale or transfer; (iii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than Founder or members of his immediate family, has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the then-outstanding Voting Stock of the Buyer; (iv) the Buyer files a report or proxy statement with the SEC pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Buyer has occurred or will occur in the future pursuant to any then-existing contract or transaction; or (v) if, during any period of six consecutive months, individuals who at the beginning of any such period constitute the directors of the Buyer cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each director of Buyer who is first elected, or first nominated for election by the Buyer’s stockholders, by a vote of at least two-thirds of the directors of the Buyer (or a committee thereof) then still in office who were directors of the Buyer at the beginning of any such period will be deemed to have been a director of the Buyer at the beginning of such period; and

(2) “Voting Stock” means securities entitled to vote generally in the election of directors;

(h) by either Buyer or the Company giving written notice to the other if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(i) by the Company giving written notice to Buyer if Buyer has not deposited the Escrowed Funds with the Escrow Agent on the first business day after the date of this Agreement;

(j) by the Company giving written notice to Buyer if the average closing price per share of Buyer Common Stock on the New York Stock Exchange Composite Tape for the period of 15 consecutive trading days ending on the fifth trading day before the Closing Date is less than one-half of the Tranche A Average Price; or

(k) by Buyer giving written notice to the Company within five business days after the delivery of the Company Disclosure Schedule to Buyer pursuant to Section 8.5.

      6.2  Effect of Termination. If this Agreement is validly terminated as provided herein, and the transactions contemplated hereby are not consummated, this Agreement shall be void and no party hereto shall have any liability or further obligation to any other party to this Agreement; provided, however, that termination shall not affect the obligations of the parties under Section 6.3 hereof which will survive termination of this Agreement.

      6.3  Termination Fee; Amendment. If this Agreement is terminated for any reason, then, at the request of the Company, Buyer and the Company shall within two business days after such termination jointly instruct the Escrow Agent to (a) pay to the Company the Escrowed Funds in cash and (b) deliver to each of the Company and the Buyer a duly executed original of the SDS Agreement. The Company’s receipt of such amount and the SDS Agreement under this Section 6.3 shall constitute an election of remedies in the case of termination of this Agreement in accordance with Section 6.1, and shall preclude the Company and Founder from any remedy against Buyer that the Company and Founder may otherwise have under this Agreement, at law, in equity or otherwise because of such termination; provided, however, that there will be no limitation on remedies if Buyer or Merger Subsidiary, on the one hand, or the Company, on the other, breaches any of their or its representations, warranties, or covenants set forth in this Agreement or terminates or attempts to terminate this Agreement for any reason not expressly provided in Section 6.1, and, in any such instance, Buyer and the Company, as the case may be, will be entitled to any and all remedies available at law, equity, or otherwise (including such specific performance, equitable or injunctive relief, and compensatory and other damages as a court of competent jurisdiction may award or order).

ARTICLE 7

COVENANTS PRIOR TO CLOSING

      7.1 Conduct of Business Prior to Closing. Except as provided in Exhibit H (the “Permitted Transactions”), except as otherwise required or expressly contemplated by this Agreement, and except as otherwise consented to in writing by Buyer, from the date hereof to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to:

(a) split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;

(b) purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock;

(c) declare, set aside, or pay any dividend or make any other distribution in respect of shares of its capital stock;

(d) amend its charter, bylaws, or similar organizational documents;

(e) issue any shares of its capital stock or any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock or designate any class or series of capital stock from its authorized but undesignated capital stock;

(f) purchase any capital assets or make any capital expenditures (except as set forth in the Company’s current capital expenditures budget, a copy of which has been delivered to Buyer) in excess of $10,000,000 in the aggregate, purchase any business, purchase any stock of any corporation, or merge or consolidate with any person;

(g) sell, lease, license, encumber or otherwise dispose of any material assets or properties, other than in the Ordinary Course of Business;

(h) except in the Ordinary Course of Business, incur, assume, or guarantee any indebtedness for money borrowed other than (i) borrowings incurred for working capital purposes under the Company’s existing revolving credit facility or (ii) intercompany indebtedness;

(i) except in the Ordinary Course of Business, (i) enter into any new benefit plan or program or severance or employment agreement, (ii) modify in any respect any existing benefit plan or program (except as required by law) or any existing employment or severance agreement, or, (iii) except as required under existing agreements, grant any increase in compensation or benefits of any employee, officer or director;

(j) enter into any collective bargaining agreement or enter into any negotiations with respect to any collective bargaining agreement, except as required by law;

(k) change or modify in any material respect any existing accounting method, principle, or practice, other than as required by GAAP or applicable law;

(l) except in the Ordinary Course of Business, enter into any new Material Contract, or modify in any respect adverse to the Company or any of its Subsidiaries any existing Material Contract;

(m) (i) pay, discharge, settle or satisfy any material claims against the Company or its Subsidiaries (including claims of shareholders), liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than (A) payment, discharge, settlement or satisfaction of any such claim, liability or obligation in the Ordinary Course of Business, (B) modifications, refinancings or renewals of existing indebtedness, or (C) payment, discharge, settlement or satisfaction of claims, liabilities or obligations reflected or reserved against on the Principal Balance Sheet (for amounts not in excess of such reserves) or incurred since the Balance Sheet Date in the Ordinary Course of Business, or (ii) waive, release, grant or transfer any right of material value, other than in the Ordinary Course of Business;

(n) except in the Ordinary Course of Business, enter into any agreement with any of their respective affiliates (other than wholly owned Subsidiaries of the Company);

(o) (i) relinquish, waive or release any material contractual or other right or claim of the Company or its Subsidiaries, or (ii) knowingly dispose of or permit to lapse any rights in any material Proprietary

Rights or knowingly disclose to any person not an employee of, or consultant or adviser to, the Company or any of its Subsidiaries or otherwise knowingly dispose of any Proprietary Rights not a matter of public knowledge prior to the date of this Agreement (except pursuant to judicial order or process or commercially reasonable disclosures in the Ordinary Course of Business or pursuant to any existing contract or agreement); or

(p) enter into any commitment to do any of the foregoing.

      7.2 Buyer’s Consent. The Company shall be deemed to have received Buyer’s consent for purposes of this Article 7 only if the Company has presented the proposed action (before such action is taken) to Buyer by notice and Buyer shall have consented in writing.

      7.3  Access to Information.

      (a) Subject to Section 7.3(c), commencing on the date of this Agreement and continuing through the Effective Time, Buyer and its authorized representatives may conduct such review and analysis of the Company and the Subsidiaries as is reasonably necessary to confirm that Company has not breached its representations and warranties set forth in this Agreement. The Company will, and will cause its Subsidiaries to give to Buyer and its affiliates, and their respective employees, counsel, financial advisers, auditors and other authorized representatives (collectively, “Buyer’s Representatives”) reasonable access to the offices, properties, books, and records of the Company and the Subsidiaries at reasonable times upon reasonable notice, and will instruct the employees, counsel, financial advisers, and auditors of the Company and the Subsidiaries to cooperate with Buyer and Buyer’s Representatives in such review and analysis, but only to the extent that such review and analysis does not unreasonably interfere with the business of the Company and the Subsidiaries. Buyer shall coordinate such review and analysis through one or more persons designated by the Company. To the extent that Buyer or any of Buyer’s Representatives discovers that the Company has breached one or more of its representations or warranties set forth in this Agreement, Buyer will promptly notify the Company of the basis for such breach; provided, however, that, no review, analysis or other activity conducted or information obtained or provided pursuant to this Section 7.3(a) shall affect or be deemed to modify any representation or warranty made by the Company.

      (b) Subject to Section 7.3(c), commencing on the date of this Agreement and continuing through the Effective Time, the Company and its authorized representatives may conduct such review and analysis of Buyer as is reasonably necessary to confirm that Buyer has not breached its representations and warranties set forth in this Agreement. Buyer will give to the Company, and its respective employees, counsel, financial advisers, auditors and other authorized representatives (collectively, the “Company’s Representatives”) reasonable access to the offices, properties, books, and records of Buyer at reasonable times upon reasonable notice, and will instruct the employees, counsel, financial advisers, and auditors of Buyer to cooperate with the Company and the Company’s Representatives in such review and analysis, but only to the extent that such review and analysis does not unreasonably interfere with the business of Buyer and its subsidiaries. To the extent that the Company or the Company’s Representatives discovers that Buyer has breached one or more of its representations or warranties set forth in this Agreement, the Company or the Company’s Representatives will promptly notify Buyer of the basis for such breach; provided, however, that, no review, analysis or other activity conducted or information obtained or provided pursuant to this Section 7.3(b) shall affect or be deemed to modify any representation or warranty made by Buyer.

      (c) None of the parties hereto (or their respective affiliates, employees, counsel, financial advisers, auditors and other authorized representatives) may reveal the contents of this Agreement or any of the documents, materials or information provided to such party pursuant to this Agreement to any person or other entity unless agreed in writing by the parties, except that: (i) the parties may disclose such information: (A) to their professional advisors (provided that such parties require their advisors to keep such information confidential); (B) to any Governmental Entity in accordance with the applicable legal requirements; and (C) in court filings as the party deems reasonably necessary (provided that such party makes a reasonable attempt to file the information under seal); and (ii) the parties may disclose information which has been disclosed to the public either through filings with Governmental Entities which are open to the public or through public announcements which have been approved by the parties in accordance with this Agreement.

      7.4  HSR Act Filing.

      (a) The Company shall: (i) within 60 days after the date of this Agreement, file the notification required under the HSR Act relating to the transactions contemplated by this Agreement with the United States Department of Justice and the Federal Trade Commission; (ii) promptly file any required foreign competition law premerger notifications with respect to the Company; (iii) promptly respond to inquiries from the United States Department of Justice and the Federal Trade Commission or any other Governmental Entity in connection with such notification; (iv) request early termination of the waiting period under the HSR Act; and (v) take all other commercially reasonable actions necessary or appropriate to gain all approvals necessary to consummate the transactions contemplated by this Agreement under the HSR Act or any other antitrust, competition or trade regulatory laws, rules or regulations of any government or Governmental Entity. Subject to such confidentiality restrictions as may be reasonably requested, the Company shall coordinate and cooperate with the Buyer in preparing such notifications, responding to such inquiries and taking all such other actions.

      (b) Buyer shall (i) within 60 days after the date of this Agreement, file the notification required under the HSR Act relating to the transactions contemplated by this Agreement with the United States Department of Justice and the Federal Trade Commission; (ii) promptly file any required foreign competition law premerger notifications; (iii) promptly respond to inquiries from the United States Department of Justice, the Federal Trade Commission or any other Governmental Entity in connection with any such notification; (iv) request early termination of the waiting period under the HSR Act; and (v) take all other commercially reasonable actions necessary or appropriate to gain all approvals necessary to consummate the transactions contemplated by this Agreement under the HSR Act or any other antitrust, competition or trade regulatory laws, rules or regulations of any government or Governmental Entity. Subject to such confidentiality restrictions as may be reasonably requested, Buyer shall coordinate and cooperate with the Company in preparing such notifications, responding to such inquiries and taking all such other actions.

ARTICLE 8

ADDITIONAL AGREEMENTS

      8.1  Shareholders’ Meetings; Registration Statements; Proxy Statement.

      (a) The Company shall cause a special meeting of its Shareholders (the “Company Shareholders Meeting”) to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the approval of this Agreement and the Merger. Buyer shall cause a special meeting of its shareholders (the “Buyer Shareholders Meeting”) to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the approval of the Stock Issuance. The Company Shareholders Meeting and the Buyer Shareholders Meeting are referred to together as the “Shareholder Meetings.” The Company’s board of directors shall recommend to the Shareholders that they vote in favor of approval of this Agreement and the Merger. The Company’s board of directors shall not rescind, revoke, or modify such recommendation or its approval of this Agreement and the Merger. Buyer’s board of directors shall recommend to the shareholders of Buyer that they vote in favor of the Stock Issuance. The Buyer’s board of directors shall not rescind, revoke, or modify such recommendation or its approval of this Agreement and the Merger.

      (b) The Company and Buyer, as promptly as reasonably practicable following the execution of this Agreement, shall prepare and file with the SEC a proxy statement, together with a form of proxy, with respect to the Shareholders Meetings (the proxy statement, together with any amendments thereof or supplements thereto, being called the “Joint Proxy Statement”). Buyer, as promptly as reasonably practicable following the execution of this Agreement, shall prepare and file with the SEC a registration statement on Form S-4 (or other applicable form) (the “S-4 Registration Statement”) with respect to all of the shares of Buyer Common Stock issuable in the Stock Issuance, in which the Joint Proxy Statement will be included as a prospectus. The Company and Buyer (i) shall use reasonable best efforts to have the Joint Proxy Statement cleared by the SEC and the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and (ii) as soon as reasonably practicable thereafter, shall cause copies of the Joint Proxy Statement and applicable form of proxy to be mailed to their respective shareholders in accordance with applicable provisions of law. The S-4 Registration Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder. The Joint Proxy Statement and forms of proxy shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

      (c) If, for whatever reason, all of the shares of Company Common Stock issuable in the Stock Issuance are not eligible for registration on the S-4 Registration Statement, the Company will use its reasonable best efforts to cause to be filed, within 30 days after the Closing Date, a registration statement on Form S-3 (the “Shelf Registration Statement”) covering the resale of the shares of Company Common Stock not so registrable on the S-4 Registration Statement on a continuous basis pursuant to Rule 415 under the Securities Act, and to have such Shelf Registration Statement declared effective by the SEC as promptly as practicable on or immediately following the Closing Date. The Shelf Registration Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder and be subject to the terms related thereto set forth in the Shareholders Agreement.

      (d) After the delivery to the Company’s and Buyer’s shareholders of copies of the Joint Proxy Statement and applicable form of proxy, the Company and Buyer shall use reasonable best efforts to solicit proxies in connection with the Shareholders Meetings, in favor of, in the case of the Company, approval of this Agreement and the Merger, and, in the case of Buyer, approval of the Stock Issuance.

      (e) The Company and Buyer will coordinate and cooperate with respect to the timing of the Shareholders Meetings and will use their reasonable best efforts to hold the Shareholder Meetings on the same day and to secure such approvals as soon as practicable after the date on which the S-4 Registration Statement becomes effective.

      8.2     Recitals. The Recitals to this Agreement are incorporated herein by reference.

      8.3     Name Change. Buyer agrees and acknowledges that, after Closing, it will only have the right to use any name, trademark, or service mark containing the word “Cook” or any derivation thereof (collectively, the “Cook Name Rights ”) during the 18-month period commencing on the Closing Date (the “License Period ”) pursuant to that certain transfer and license agreement that will be entered into prior to Closing as a Permitted Transaction. Prior to the end of License Period, Buyer will cause the Company (and any of its affiliates, including, without limitation, Buyer) to take any and all such actions as may be necessary to stop using the Cook Name Rights (including, without limitation, making corporate name changes, filing of any notices or applications to change the name under which products or services are sold, and changing any and all letterhead, logos, products, marketing materials, and any other materials that contain the Cook Name Rights). From time to time after the Closing, Buyer will provide Shareholders with such documents and other evidence reasonably requested by the Shareholders to demonstrate that Buyer has complied with its obligations arising under this Section 8.3.

      8.4     Tax Opinion and Ruling. Buyer and Company agree to cooperate and take such actions and provide such documents and information as may be reasonably necessary to obtain the tax opinions and/or ruling referenced in Section 9.3(g).

      8.5     Company Disclosure Schedules. Within five business days after the date of this Agreement, the Company shall deliver a true, complete and responsive Company Disclosure Schedule to Buyer.

      8.6     Management Agreement. The Company shall cause the parties named in the Management Agreement attached as Exhibit K hereto shall execute such agreement in substantially the form of such exhibit.

      8.7     Employee Matters.

      (a) For the period from the Effective Time through the date that is six months after the Closing Date, Buyer shall, or shall cause the Surviving Corporation, a subsidiary, or other affiliate of Buyer to maintain benefits under the Company’s Benefit Plans that are, in the aggregate, for the Company employees as a whole who were active full-time employees of the Company or any of its Subsidiaries immediately before the Effective Time and continue to be active full-time employees of Buyer, the Surviving Corporation, any of its Subsidiaries, or any other affiliate of Buyer, no less favorable than those provided by the Company and its Subsidiaries immediately before the Effective Time. Thereafter, Buyer shall or shall cause the Surviving Corporation, a subsidiary, or other affiliate of Buyer, either (i) to maintain benefits meeting the criteria specified in the preceding sentence of this Section 8.7(a) or (ii) to provide employee benefits that are, in the aggregate, no less favorable than those provided by Buyer at that time for employees of Buyer similarly situated to the Company employees, the selection between clauses (i) and (ii) to be made in the sole discretion of the Surviving Corporation.

      (b) From and after the Effective Time, for purposes of determining eligibility, vesting, and entitlement to vacation and severance benefits for employees actively employed full-time by the Company or any of its Subsidiaries immediately before the Effective Time under any compensation, severance, welfare, pension, benefit, or savings plan of the Surviving Corporation, Buyer, or any of its affiliates in which active full-time employees of the Company and its Subsidiaries become eligible to participate (whether under Section 8.7(a) above or otherwise), service with the Company or any of its Subsidiaries (whether before or after the Effective Time) shall be credited as if such service had been rendered to the Surviving Corporation, Buyer, or such affiliate.

      8.8     Affiliate Agreements. The Company shall use reasonable best efforts to cause each Shareholder that is an affiliate (as defined in Rule 12b-2 under the Exchange Act) of the Company to execute and deliver an affiliate agreement relating to the resale provisions of Rule 145 under the Securities Act before closing in substantially the form attached as Exhibit N hereto.

ARTICLE 9

CONDITIONS PRECEDENT

      9.1     Conditions to Each Party’s Obligation. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which, to the extent permitted by applicable law, may be waived in writing by all of the parties to this Agreement:

(a) This Agreement and the Merger shall have been approved by the Company’s Shareholders in accordance with the IBCL and the Company’s Articles of Incorporation, and the Stock Issuance shall have been approved by Buyer’s shareholders in accordance with the rules of the New York Stock Exchange, the IBCL and Buyer’s Articles of Incorporation.

(b) All waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated early and all material foreign antitrust approvals, if any, required to be obtained in connection with the transactions contemplated hereby shall have been obtained.

(c) There shall not be in effect any claim, litigation, arbitration or administrative proceeding brought by a third-party seeking any injunction, writ, order, ruling, judgment, decision or decree or similar legal or arbitral adjudication (each such adjudication, a “Ruling”),

(i) which restrains or prohibits the Merger or the consummation of any of the transactions contemplated by this Agreement; or

(ii) which requires rescission of this Agreement, the Merger or the transactions contemplated by this Agreement.

(d) Buyer, a representative of Shareholders and the Escrow Agent shall have entered into the Escrow Shares Escrow Agreement.

      9.2     Conditions to the Obligation of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which, to the extent permitted by applicable law, may be waived in writing by Buyer and Merger Subsidiary:

(a) All representations and warranties of the Company in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as if made at the Effective Time (except for representations that speak as of a particular date, which shall be true and correct in all material respects as of such date); provided, however, that, for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect; provided further, however, that, for purposes of this condition, such representations and warranties will be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent or reasonably would be expected to represent a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries shall have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c) The Company shall have observed and performed in all material respects the covenants and agreements required by this Agreement to be observed or performed by the Company at or prior to the Effective Time.

(d) The Company shall have delivered to Buyer a certificate of a duly authorized officer of the Company, dated the Closing Date, to the effects set forth in Sections 9.2(a), (b) and (c) hereof.

(e) There shall not exist: (i) any Ruling denying the ability of either Cook Incorporated or Buyer to fully use and rely on, for regulatory purposes, the results of the DELIVER clinical trial currently being conducted in connection with the development of paclitaxel coated drug-eluting stents (the “Clinical Data”); or (ii) any pending litigation or arbitration, initiated after the date of this Agreement by Boston Scientific Corporation (“BSX”) and in which BSX is the plaintiff, claimant, or moving party, or the declaratory judgment proceeding that Buyer intends to initiate upon signing this Agreement, which if decided adversely to Cook Incorporated or Buyer, would result in the condition described in clause (i) above not being satisfied or would materially and adversely effect the ability of either Cook Incorporated or Buyer to sell, subsequent to the Merger, paclitaxel coated drug-eluting stents in the United States of America.

(f) The Clinical Data shall have been achieved and documented as Acceptable Data Results. “Acceptable Data Results” means the DELIVER clinical trial results showing at least 50% improvement in TVF for the paclitaxel coated stents as compared to the control stent and showing no greater percentage of MI and death for the paclitaxel coated stents as compared to the control stent. “TVF” (Target Vessel Failure) shall be the composite of death, Q-wave MI, non-Q-wave MI, target site revascularization (TSR) or target vessel revascularization (TVR) by coronary artery bypass surgery (CABG) or percutaneous coronary intervention (PCI), or as otherwise defined in the DELIVER clinical trials. “MI ” shall have the same meaning as the definition set forth in Alpert and Thygesen, et al. Myocardial Infarction Redefined, JACC Vol. 36, No. 3, 2000, Sept. 2000:959-69.

(g) The Company shall have delivered to Buyer a copy of the Company’s Articles of Incorporation, certified by the Secretary of State of Indiana.

(h) The Company shall have delivered to Buyer a copy of the Company’s Bylaws, certified by the Secretary of the Company.

(i) The Company shall have delivered to Buyer audited consolidated financial statements of the Company and its Subsidiaries dated June 30, 2002, accompanied by a report of Ernst & Young, LLP, which report will not be qualified in any material respect.

(j) The Company shall have delivered to Buyer such other documents and things as Buyer may reasonably request to evidence performance by the Company of the obligations and conditions set forth herein or to carry out the transactions contemplated by this Agreement.

(k) The holders of no more than 1% of the outstanding shares of Company Common Stock shall have given notice of their intent to exercise their right to dissent under the IBCL with respect to the Merger.

(l) Shareholders holding at least 90% of the shares of Company Common Stock outstanding immediately before the Effective Time shall have executed and delivered the Shareholders Agreement, in substantially the form attached as Exhibit L (the “Shareholders Agreement ”).

(m) Either: (i) the S-4 Registration Statement covering all of the Buyer Common Stock issuable in the Stock Issuance shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn; or (ii) the Stock Issuance qualifies as a “private placement” under Section 4(2) of the Securities Act and all of the Shareholders are “accredited investors” as defined in Regulation D of the Securities Act.

(n) Founder shall have become a party to this Agreement by executing and delivering the amendment to this Agreement, in substantially the form attached as Exhibit M.

(o) All options to purchase Company Common Stock shall have been exercised or terminated.

      9.3  Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which, to the extent permitted by applicable law, may be waived in writing by the Company:

(a) All representations and warranties of Buyer and Merger Subsidiary in this Agreement shall have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects as of the Effective Time as if made at the Effective Time (except for representations that speak as of a particular date, which shall be true and correct in all material respects as of such date); provided, however, that, for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect; provided further, however, that, for purposes of this condition, such representations and warranties will be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent or reasonably would be expected to represent a Material Adverse Effect.

(b) Neither Buyer nor any of its subsidiaries shall have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c) Buyer shall have observed and performed in all material respects the covenants and agreements required by this Agreement to be observed or performed by Buyer on or prior to the Closing Date.

(d) Buyer shall have delivered to the Company a certificate of a duly authorized officer of Buyer, dated the Closing Date, to the effects set forth in Sections 9.3(a), (b) and (c) hereof.

(e) Buyer shall have delivered such other documents and things as the Company may reasonably request to evidence performance by Buyer of the obligations and conditions set forth herein or to carry out the transactions contemplated hereby.

(f) Buyer shall have delivered evidence to the Company (in form and substance reasonably satisfactory to the Company) that Buyer has duly executed and delivered, in unqualified form, the oaths of its chief executive officer and chief financial officer required to be filed on or before August 14, 2002, by an order of the SEC dated June 27, 2002.

(g) The Company shall have received either: (i) a “will opinion,” in form and substance reasonably satisfactory to the Company, rendered by a nationally recognized tax counsel selected by the Company; or (ii) a ruling by the IRS, in form and substance reasonably satisfactory to the Company, to the effect that the receipt of Buyer Common Stock at the Closing Date and the Final Distribution will be tax free to the Shareholders. The Company shall have received a “will opinion,” in form and substance reasonably satisfactory to the Company, rendered by a nationally recognized tax counsel selected by the Company, to the effect that engaging in the Permitted Transactions will be tax free to the Shareholders.

(h) The Buyer shall have offered to enter into each of the Employment Agreements.

(i) The Buyer shall have executed and delivered the Shareholders Agreement.

ARTICLE 10

INDEMNIFICATION

      10.1  Indemnification.

      (a) Founder hereby indemnifies and holds harmless Buyer and its affiliates, officers, directors, shareholders and assignees from and against any and all liabilities, damages, losses, costs and expenses whatsoever (including reasonable attorneys’ fees) (each a “Loss” and collectively, “Losses”) arising out of or resulting from:

(i) any breach, in a material respect, of a representation, warranty, agreement or covenant made in this Agreement by the Company or in any statement, document, exhibit or certification furnished by the Company pursuant hereto, or the nonperformance of any covenant or obligation to be performed by the Company (or which the Company was to cause to be performed) pursuant to this Agreement; and

(ii) any actions, suits, proceedings, demands, judgments, costs, legal fees and other expenses incident to any of the foregoing.

      (b) Buyer shall indemnify and hold harmless Founder against any and all Losses arising out of or resulting from:

(i) any breach of any representation, warranty, agreement or covenant made in this Agreement by Buyer or in any statement, document, exhibit or certification furnished by Buyer pursuant hereto, or the nonperformance of any covenant or obligation to be performed by Buyer (or which Buyer was to cause to be performed) pursuant to this Agreement; and

(ii) any actions, suits, proceedings, demands, judgments, costs, legal fees and other expenses incident to any of the foregoing.

      (c) An indemnified party hereunder (the “Claiming Party”) shall give the indemnifying party prompt written notice of any claim of a third party (a “Third Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder. The indemnifying party shall forthwith assume the Good Faith Defense of such Third Party Claim at its own expense and may settle such Third Party Claim, but shall not, without the consent of the Claiming Party, agree to (i) any injunctive relief affecting the Claiming Party or (ii) any settlement that would adversely affect the business or operations of the Claiming Party. For purposes hereof, “Good Faith Defense” means legal defense conducted by reputable counsel of good standing selected with the consent of the Claiming Party, which consent shall not be unreasonably withheld or delayed. If a Good Faith Defense is not commenced within 20 days following receipt of notice of the Third Party Claim from the Claiming Party (or such shorter period, if any, during which a defense must be commenced in order for the defendant to preserve its rights), the Claiming Party may, at its option, settle or defend such claim at the expense of the indemnifying party. Subject to the other provisions of this Section 10.1, in the event that (x) a final judgment or order in favor of such third party is rendered against the Claiming Party, that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made, or (y) such Third Party Claim is settled in accordance with this Section 10.1(c), resulting in liability on the part of the Claiming Party, then the amount of such liability together with costs and expenses (including reasonable attorneys’ fees), incurred by the Claiming Party shall be paid by the indemnifying party.

      (d) In addition to and not in limitation of Section 10.1(c) hereof, an indemnified party hereunder shall give prompt written notice to an indemnifying party of each claim for indemnification hereunder as to which such indemnified party proposes to demand indemnification, specifying the amount and nature of such claim. The failure to give such notice to the indemnifying party shall not relieve the indemnifying party of any liability hereunder unless the indemnifying party was prejudiced thereby under this Section 10.1, and then only to the extent of such prejudice.

      (e) Notwithstanding any other provision of this Agreement to the contrary,

(i) (A) subject to Section 10.1(e)(i)(C) hereof, Buyer’s right to indemnity pursuant to this Agreement shall be limited, in the aggregate, to an amount equal to $300,000,000;

(B) subject to Section 10.1(e)(i)(C) hereof, the Founder shall have no obligation to indemnify Buyer pursuant to this Agreement until the aggregate amount of indemnification to which Buyer is entitled (including for Third Party Claims) exceeds $30,000,000 (“Buyer’s Threshold”), in which case, Buyer’s right to indemnification will only be for losses in excess of Buyer’s Threshold; and

(C) clauses (A) through (B) of this Section 10.1(e)(i) shall have no effect on and shall not limit in any manner whatsoever Buyer’s rights to indemnity or the indemnity obligations of Founder with respect to any breach by the Company of any representation or warranty contained in Section 4.2.

(ii) (A) Founder’s right to indemnity pursuant to this Agreement shall be limited, in the aggregate, to an amount equal to $300,000,000; and

(B) Buyer shall have no obligation to indemnify Founder pursuant to this Agreement until the aggregate amount of indemnification to which Founder is entitled (including for Third Party Claims) exceeds $30,000,000 (“Founder’s Threshold”), in which case, the Founder’s right to indemnification will only be for Losses in excess of Founder’s Threshold;

(iii) the right to indemnity under this Section 10.1 shall terminate on the second anniversary of the Effective Time, except for the following:

(A) for any claim based on breach of (x) any representation or warranty of the Company contained in Section 4.2, for which such right to indemnity shall continue if made prior to expiration of the applicable period of limitations imposed by statute with respect thereto, or (y) any other representation or warranty made herein or in any statement, exhibit, certificate or schedule furnished hereunder with an intent to deceive or defraud or with reckless disregard for the truth or accuracy thereof, for which such right to indemnity shall continue if made prior to expiration of the applicable statute of limitations; and

(B) with respect to any claim for indemnity hereunder that shall have been made on or prior to the second anniversary (or if within Section 10.1(e)(iii)(a) hereof, prior to the expiration of the applicable period of limitations imposed by statute with respect thereto), the right to indemnity shall not terminate until the final determination and satisfaction of such claim;

(iv) if any indemnification is recoverable under more than one provision hereof, the indemnified party shall be entitled to assert a claim for such indemnification until the expiration of the longest period of time within which to assert a claim for indemnification under any of the provisions of this Agreement that are applicable; and

(v) any amount payable under this Section 10.1 by an indemnifying party may, if not promptly paid by the indemnifying party, be set off against and withheld from any amount then owed by the indemnified party to the indemnifying party.

(f) Reduction for Insurance. The amount of indemnification that a party hereto is required to pay to, for, or on behalf of any indemnified party pursuant to this Section 10.1 shall be reduced by (but only to the extent of) any insurance proceeds that are actually recovered by such indemnified party in reduction of the related Loss. Further, if an indemnified party has received, or if an indemnifying party has paid on the indemnified party’s behalf, an indemnity payment in respect of a Loss and the indemnified party subsequently receives, directly or indirectly, insurance proceeds in respect of such Loss, then such indemnified party will promptly pay to the indemnifying party the amount of such insurance proceeds, or, if less, the amount of such payment.

(g) Payment of Losses in Cash or Buyer Common Stock. Founder may, at Founder’s option, pay any amounts owed to Buyer under this Article 10 in either: (i) cash; or (ii) in shares of Buyer Common Stock valued per share at the weighted average of the per-share closing prices on the New York Stock Exchange Composite Tape of the shares of Buyer Common Stock received by Founder hereunder on the Closing Date and the Final Price Date.

ARTICLE 11

NON-COMPETITION

      11.1     Covenant Not to Compete. In order to further ensure that Buyer receives the expected benefits of the Merger, Founder hereby agrees that, throughout the period that commences on the Closing Date and ends on the fifth anniversary of the Closing Date (the “Non-Compete Period ”), Founder will not at any time directly or indirectly, except following Buyer’s written consent:

(a) own, operate, invest in, lend money to, be employed by, consult with, render services to, act as agent, officer or director for, acquire or hold any interest in (i) any business of any nature that competes with any business currently owned or operated by the Company or its Subsidiaries (except for the businesses to be transferred to “Newco” as contemplated by Exhibit H) or (ii) any corporation, partnership, association or other entity of any nature that owns, operates or has an interest in any business described in the immediately preceding clause (i) (except that nothing herein shall prohibit Founder from owning not more than 1% of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange);

(b) employ or attempt to employ any person who is now or later becomes a director, officer or employee of the Company, Buyer or their subsidiaries (except for persons who are terminated by the Surviving Corporation and except for persons employed in connection with the businesses to be transferred to “Newco” as contemplated by Exhibit H), or otherwise interfere with or disrupt any employment relationship (contractual or other) of the Company, Buyer or their subsidiaries; or

(c) solicit, request, advise or induce any present customer, supplier or other business contact of the Company, Buyer or their subsidiaries to cancel, curtail or otherwise adversely change its relationship with the Company, Buyer or their subsidiaries.

      11.2     Certain Remedies.

      (a) Founder hereby specifically acknowledges and agrees that (i) this Article 11 and each provision hereof are reasonable and necessary to ensure that Buyer receives the expected benefits of the Merger, (ii) Buyer has refused to enter into this Agreement in the absence of this Article 11, and (iii) violation of this Article 11 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy.

      (b) Therefore, in the event of any violation by Founder of any provision of this Article 11, (i) Buyer (in addition to all other remedies Buyer may have) shall be entitled to a temporary restraining order, injunction and other equitable relief (without posting any bond or other security) restraining Founder from committing or continuing such violation and (ii) in the case of any violation of Section 11.1 hereof, the duration of the Non-Compete Period shall be extended beyond its then-scheduled termination date for a period equal to the duration of the violation. If any provision or application of this Article 11 is held unlawful or unenforceable in any respect, this Article 11 shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

ARTICLE 12

OTHER PROVISIONS

      12.1     Materiality. All representations and warranties set forth in this Agreement shall be deemed to have been material and relied upon by the party to whom made and shall survive and remain in full force and effect after consummation of the transactions contemplated in this Agreement.

      12.2     Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of Buyer and the Company, prior to the Effective Time, or by written agreement of Buyer and Founder thereafter.

      12.3     Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein, to the extent legally allowed, may be waived in writing by the others, but any such waiver or failure to insist upon strict compliance with the obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, the consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.3.

      12.4     Press Releases and Public Announcements. No party may issue any press release or make any public announcement relating to the subject matter hereof without the prior written approval of the other party, which may not be unreasonably withheld; provided, however, that with prior notice to the other party of such requirement and the text of the proposed disclosure, a party may make any public disclosure it believes in good faith is required by applicable law or regulations or, in the case of Buyer, any listing agreement concerning its publicly traded securities.

      12.5     Notices. All notices, requests, demands, instructions and other communications hereunder shall be in writing and shall be deemed to be effective only if delivered by hand, by facsimile transmission, by overnight courier service or by prepaid United States registered or certified mail, return receipt requested, as follows:

(a)	If to Founder, to:

William A. Cook
c/o Cook Group Incorporated
P.O. Box 489
Bloomington, IN 47402-0489
Facsimile: 812-331-8990

(b)	If to the Company, to:

Cook Group Incorporated
P.O. Box 489
Bloomington, IN 47402-0489
Attention: William A. Cook
Facsimile: 812-331-8990

with a copy to:

Jones, Day, Reavis & Pogue
41 S. High Street
Suite 1900
Columbus, OH 43215
Attention: Randall M. Walters
Rick J. Gibson
Facsimile: 614-461-4198

Kozusko Lahey Harris LLP
1666 K Street N.W.
Suite 400
Washington, DC 20006
Attention: Don D. Kozusko
George N. Harris, Jr.
Facsimile: 202-457-7201

(c)	If to Buyer, to:

Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, Indiana 46204
Attention: Chief Executive Officer
Facsimile: 317-971-2040

with a copy to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Andrew J. Ritten
Facsimile: 612-766-1600

or to such other address as Founder, the Company or Buyer may specify by written notice to the other parties from time to time in accordance with this Agreement. Such notices, requests, demands and other communications hereunder shall be deemed to have been duly given upon receipt thereof.

      12.6 Governing Law; Certain Expenses. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, without giving effect to the principles of conflict of laws. Except as otherwise provided by this Agreement and except for any filing fees incurred pursuant to Section 7.4 (which filing fees will be the sole responsibility of Buyer), whether or not any of the transactions contemplated by this Agreement are consummated, all legal and other costs, expenses, and fees will be paid by the party incurring such costs and expenses.

      12.7 Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties; provided, however, that nothing herein shall be deemed to prohibit the assignment of Buyer’s rights arising under this Agreement by Buyer to any current affiliate of Buyer, but not to any person who acquires, pursuant to a merger or a stock or asset acquisition, all or substantially all of Buyer’s businesses; provided further, however, that no such assignment will relieve Buyer of any of its obligations arising under or relating to this Agreement Except for the Shareholders and the Founder, this Agreement is not intended to confer upon any other person except the parties any rights or remedies hereunder.

      12.8 Entire Agreement; Severability and Enforcement.

      (a) This Agreement and the instruments and ancillary agreements delivered pursuant hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

      (b) Each provision of this Agreement is severable. If any provision of this Agreement is found to be unenforceable or in violation of any statute, rule, regulation, order or decree of any governmental authority, court or agency, then such provision shall be modified to the minimum extent necessary so as to render it enforceable and cure such violation, and all other provisions hereof shall remain in full force and effect notwithstanding such violation.

      12.9 Further Assurances.

      (a) In order to more fully assure Buyer of the benefit of the Merger and the transactions contemplated hereby, the Company and Founder agree to provide to Buyer and the Escrow Agent such confirmations of fact, records, certificates and other documents and things as may be reasonably requested by Buyer to (a) demonstrate the Shareholders’ legal and beneficial ownership of shares of Company Common Stock prior to the Effective Time, (b) consummate the Merger and the transactions contemplated hereby, and (c) otherwise carry out the intents and purposes of this Agreement.

      (b) In order to more fully assure the Company and Founder of the benefit of the Merger and the transactions contemplated hereby, the Buyer agrees to provide to the Company, the Founder, the Shareholders, and the Escrow Agent such confirmations of fact, records, certificates and other documents and things as may be reasonably requested by such parties to (a) consummate the Merger and the transactions contemplated hereby, and (b) otherwise carry out the intents and purposes of this Agreement.

      12.10 Headings; Table of Contents; Certain References. The headings contained in this Agreement and the table of contents hereof are for convenience of reference only and neither the headings nor the table of contents shall be considered a part of this Agreement or used to construe any provision hereof. Each reference herein to “include” or “including” or “includes” shall be deemed to be followed by the words “without limitation.”

      12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      12.12 Founder’s Board Representation. So long as Founder and trusts, limited liability companies or similar entities that Founder has created or may create for estate planning or similar purposes own 5% or more of the then-outstanding shares of Buyer Common Stock, Buyer will nominate for election to Buyer’s board of directors, Founder, or a designee of Founder who has business experience of a nature that would be comparable to other members of Buyer’s board of directors.

      12.13 Specific Performance. Except as specifically provided in Section 6.3 of this Agreement, the parties agree that money damages or another remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.

[The remainder of this page is intentionally blank]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

GUIDANT CORPORATION

By:

Its:

DIANE ACQUISITION CORPORATION

By:

Its:

COOK GROUP INCORPORATED

By:

Its:

[Signature Page to Merger Agreement]

EXHIBIT K TO AGREEMENT AND PLAN OF MERGER

MANAGEMENT AGREEMENT

      THIS MANAGEMENT AGREEMENT (this “Agreement”) is made this           day of                     , 2003, by and between Cook Group Incorporated, an Indiana corporation (the “Company”), and [                    ], an Indiana limited liability company (“Manager”), and William Cook, a resident of Indiana (“Founder”).

RECITALS

      A. The Company owns and operates (directly or through subsidiaries) several businesses, including among others those known as the gastrointestinal business, the urological business, the in vitro fertilization business, and the critical care business (each identified business, a “Selected Business” and collectively the “Selected Businesses”).

      B. Founder is experienced in managing the Selected Businesses and now owns and controls Manager.

      C. Manager was established by Founder, together with a group of other former executives of the Company, in order to conduct the business of providing high level management services to certain segments of the medical care products industry.

      D. The Company wishes to engage Manager’s services to manage the Selected Businesses under the terms of this Agreement and to facilitate Founder’s participation in such activities of Manager.

      E. Manager wishes to accept such engagement under the terms of this Agreement.

      F. This Agreement is entered into to provide for, among other things, the transition of management and oversight of the Selected Businesses following consummation of the transactions contemplated by that certain Agreement and Plan of Merger Agreement, dated as of July 30, 2002 (the “Merger Agreement”), between Guidant Corporation (the “Buyer”) and Diane Acquisition Corporation, a wholly owned subsidiary of the Buyer and the sole shareholder of the Company (the “Merger Subsidiary”) and the Company.

AGREEMENT

      NOW THEREFORE, in consideration of the premises and of the mutual covenants and undertakings set forth in this Agreement, Manager, Founder and the Company, intending to be legally bound, agree as follows:

1. Management Period

Subject to all terms and conditions hereof, the Company shall engage Manager to manage the Selected Businesses and Manager shall manage the Selected Businesses for the Company, during the Management Period (as defined below), unless this Agreement is earlier terminated pursuant to Section 6 below. As used in this Agreement, the term “Management Period ” means the period beginning on the Closing Date under the Merger Agreement and ending on the fifth anniversary of such date, unless extended in accordance with Section 6(c) hereof, in which case, the Management Period shall terminate on the tenth anniversary of the Closing Date.

2. Authority and Duties of Manager

For each Selected Business, Manager shall have the authority customarily associated with the office of chief executive officer of a business in the industry in which that Selected Business operates, shall have primary management responsibility for the Selected Business, and shall perform such other executive-level duties as are consistent with the position of chief executive officer of each Selected Entity (as defined in Section 3 below). With respect to each Selected Entity, Manager shall report to the Board of Directors thereof (with respect to each Selected Entity, the “Board ”). During the Management Period, Manager shall devote such time and attention to Manager’s duties under this Agreement as required to carry them out as directed by the appropriate Board.

3. Governance

Each corporation and other entity identified on Exhibit A to this Agreement (each, a “Selected Entity”) controls certain aspects of the Selected Businesses. At all times during the Management Period and while Founder and/or trusts, limited liability companies or similar entities which Founder has created or may create for estate planning or similar purposes owns, in the aggregate, at least 5% of all outstanding stock of the Buyer, each individual now serving as a director of a Selected Entity (each, a “Selected Director”) shall continue to serve in such capacity for as long as such Selected Director is available to serve. Therefore, at all such times, the Company: (a) shall take such actions as are within its control to continue the service of each Selected Director in his or her current capacity as a director of a Selected Entity, (b) shall refrain from taking any action to terminate such service of any Selected Director in such capacity, except for any termination of a Selected Director for Cause (as defined below) and (c) shall, in the event of death, Incapacity (as defined below) or resignation of a Selected Director, appoint a replacement for such Selected Director selected by the Founder or his designee. Thereafter, any replacement for a Selected Director shall be a “Selected Director” for all purposes under this Agreement. As used in this Agreement, the term “Incapacity” means inability to perform the duties of a director of the applicable Board by reason of physical or mental illness or impairment for an uninterrupted period of at least 180 days. As used in this Agreement, the term “Cause” means (x) a violation of any fiduciary duty or duty of loyalty owed by the Selected Director to the Company, (y) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and (z) commission of a crime or other public misconduct materially detrimental to the reputation of the Company.

4. Compensation

(a) Management Fee. During the Management Period, the Company shall pay to Manager a monthly management fee (the “Management Fee”) of Dollars ($ )*, made on the first day of each month of the Management Period, as may be pro rated to account for commencement of the Management Period other than on the first day of a month and the expiration of the Management Period other than on the last day of a month.

(b) Incentive Fee. The parties acknowledge that the existing value of the Selected Businesses can be enhanced by experienced and knowledgeable management, and that future increases in sustainable revenues and improved margins would be reflected in an increased value for the Selected Businesses. Accordingly, in addition to the Management Fee set forth in clause (a) above, the Company shall pay to Manager for each Compensation Period (as defined below) an incentive fee (the “Incentive Fee”) based on such increases in value, if any, of the Selected Businesses. The Incentive Fee shall be equal to forty-five percent (45%) of any Incremental Net Value (as defined below) of the Selected Businesses, taken as a whole; provided, however, that if the Incremental Net Value Percentage is greater than the Incremental Net Sales Percentage, the Incentive Fee shall be equal to forty-five percent (45%) of the Adjusted Incremental Net Value (as defined below). The Incentive Fee shall be payable for each Compensation Period as soon as possible after the close of the Compensation Period, but in any event, within ten (10) business days after such amount is determined; provided, however, that prior to the beginning of each Compensation Period, the Company and Manager agree to negotiate in good faith to establish, if possible, a deferred compensation arrangement for such payments that qualifies as a so-called “Rabbi Trust” or similar arrangement for federal income tax purposes since it is to the mutual advantage of Company and Manager to defer the payments provided for under this clause (b) for cash flow and income tax planning purposes. As used in this Agreement, the term “Compensation Period” means the first 24 months of the Management Period, and each successive period of 24 months during the

     * The Management Fee shall be determined based on the expected costs of the total compensation and benefits of the personnel of Manager, plus the expected costs of Manager’s support and overhead, all as reasonable in referrence to the historical amounts for such costs for the pre-Closing operations of Cook Group Incorporated (both in the U.S. and Europe).

2

Management Period, and the last series of consecutive months in the Management Period even if less than 24 months.

As used in this Agreement, the following terms have the following meanings:

(i) “Fair Market Value” means the value of the Selected Businesses (or any portion thereof, as applicable) as determined by the mutual agreement of Manager and the Company, or if such agreement is not reached within ten (10) days of the end of any Compensation Period or within ten (10) days of the request of either Manager or the Company, then the value of the Selected Businesses (or any portion thereof, as applicable) as determined by an independent appraiser (the “Appraiser”). The Appraiser shall be Mercer Capital, Inc. of Memphis, Tennessee; the appraisal division of Ernst & Young LLP, headquartered in Dallas, Texas; or any appraiser that Manager chooses from a list of independent appraisers approved by the Company from time to time. Once selected, the Appraiser shall have a reasonable amount of time to determine such Fair Market Value and provide its determination of Fair Market Value, including its methodology and formula for calculating Fair Market Value, to the Company and Manager. Unless the Company gives written notice of a reasonable and good-faith objection to the Fair Market Value as stated in such report or the methodology or formula used by the Appraiser in determining the Fair Market Value before the close of business on the 15th day after receipt thereof, the Fair Market Value determined by the Appraiser shall become binding on such 15th day and shall be the “Final Fair Market Value.” If the Company gives written notice to Manager before the close of business on such 15th day of a reasonable and good-faith objection to any material aspect(s) of the Fair Market Value as stated in such report or the methodology or formula used by the Appraiser in determining the Fair Market Value, then all aspects of the methodology and formula other than those material aspects as to which the reasonable and good-faith objection was made shall become binding, and the Company and Manager shall discuss the objection. If the Company and the Manager agree in writing to a revision in the methodology or formula for determining Fair Market Value which results in a recalculation of the Fair Market Value, then such recalculated Fair Market Value shall be the Final Fair Market Value. If the Company and Manager do not execute such a written agreement within 15 days after notice of objection, then the parties shall submit the matter(s) objected to (and only such matter(s)) to the appraisal division of Pricewaterhouse Coopers LLP or such other appraiser on whom the parties shall mutually agree (the “Second Appraiser”) to resolve the matter(s) and submit a recalculated Fair Market Value, which determination shall be binding on Manager and the Company. “Fair Market Value” shall be determined by the Appraiser or the Second Appraiser, as the case may be, applying customary appraisal standards on a consistent basis with previous appraisals under this Agreement and shall be equal to the net amount that a willing buyer would pay to a willing seller for the Company, neither being under any compulsion to buy or sell or grant rights, and both having reasonable knowledge of all relevant facts. The fees and expenses of any Appraiser and the Second Appraiser shall be borne solely by the Company.

(ii) “Net Value” means as of a specified date, the aggregate amount that would be distributable to the owner(s) of the Selected Businesses, assuming that no reserves are necessary, if the Selected Businesses were to be sold as of the time of measurement and the proceeds distributed to the owner(s), as such hypothetical distributable amount is determined based on the then Fair Market Value of the Selected Businesses and prior to any deduction for income taxes by reason of the hypothetical sale, plus the amount of any dividends or other distributions made from the operations of the Selected Businesses during the applicable Compensation Period, all as adjusted to account for any Transfer of any Selected Business(es) or any portion(s) thereof during the applicable Compensation Period.

(iii) “Highest Net Value” means the highest Net Value of the Selected Businesses, taken as a whole, as of the end of any prior Compensation Period.

3

(iv) “Incremental Net Value” means the difference between the Net Value of the Selected Businesses, taken as a whole, as of the end of a Compensation Period, minus the greater of: (x) the Net Value of the Selected Businesses, taken as a whole, as of the beginning of the same Compensation Period, and (y) the Highest Net Value; provided, however, that if such difference results in a negative number, such number shall be treated as “zero” under this Agreement.

(v) “Incremental Net Value Percentage” means the Incremental Net Value for a Compensation Period divided by the Net Value of the Selected Businesses, taken as a whole, as of the beginning of the same Compensation Period.

(vi) “Period Net Sales” means the gross invoice price for all products and services sold by the Selected Businesses to third party customers in a Compensation Period, less the reasonable and customary accrual-basis deductions from such gross amounts for such Compensation Period for: (i) normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of products; (ii) credits or allowances actually granted for damaged goods, returns or rejections of products; (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed directly on the sales of products, including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount) which are included in billing amount, and excluding any taxes imposed on or measured by the net income or profits of the selling party; (iv) uncollectable accounts; (v) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; and (vi) rebates (or equivalents thereof) that are granted to or charged by national, state, provincial or local governmental authorities in countries other than the United States. Such amounts shall be determined from the books and records of the Company or the Selected Entities, as applicable, maintained in accordance with U.S. generally accepted accounting principles consistently applied.

(vii) “Incremental Net Sales” means the difference between the Period Net Sales of the Selected Business, taken as a whole, for a Compensation Period, minus the Period Net Sales of the Selected Businesses, taken as a whole, for the prior Compensation Period or, in the case of the first Compensation Period, for the twenty-four (24) months ending on the date before the first day of the first Compensation Period; provided however, that if such difference results in a negative number, such number shall be treated as “zero” under this Agreement.

(viii) “Incremental Net Sales Percentage” means the Incremental Net Sales for a Compensation Period divided by the Period Net Sales of all Selected Businesses, taken as a whole, for the prior Compensation Period or, in the case of the first Compensation Period, for the twenty-four (24) months ending on the date before the first day of the first Compensation Period.

(ix) “Adjusted Incremental Net Value” means the Net Value of the Selected Businesses, taken as a whole, at the beginning of a Compensation Period plus an amount equal to (x) such Net Value of the Selected Businesses, taken as a whole, at the beginning of such Compensation Period multiplied by (y) the Incremental Net Sales Percentage.

5. Rights upon Transfer

(a) The Company may not Transfer (as defined below) any rights or interests in the Selected Businesses without first complying with this Section 5.

(b) Except with the written consent of Manager, the Company shall not, at any time during the Management Period, Transfer (as defined below) any interest, whether legal, beneficial or equitable, in any of the Selected Businesses or their assets, rights, or interests, whether tangible or intangible, without requiring as a condition to such Transfer, that the Transferee (as defined below)

4

agree to expressly assume the Company’s obligations under this Agreement (which assumption shall bind the Transferee to abide by the terms of this Agreement for the remainder of the Management Period, and, in any event, for a period of not less than 18 months after the date of Transfer), including the engagement of Manager’s services pursuant to the terms of this Agreement and payment to Manager of the Management Fees and Incentive Fees to which Manager is entitled under this Agreement.

(c) Any purported or attempted Transfer which is not made in accordance with, or which violates any of, the provisions of this Agreement, shall be void and have no force or effect whatsoever.

(d) For purposes of this Agreement, the term “Transfer” means any voluntary or involuntary transfer, whether by sale of assets or stock, merger, share exchange, assignment, exchange (other than transactions with customers of the Selected Businesses in the ordinary course of business).

(e) For purposes of this Agreement, the term “Transferee” means any purchaser, licensee, assignee or similar party that acquires any right or interest in any of the Selected Businesses or any of their respective assets, interests or rights, including such parties that may be affiliated with the Company.

6. Early Termination and Option to Extend

(a) This Agreement may be terminated prior to the end of the Management Period:

(i) upon the mutual written agreement of the Company, Manager and the Founder;

(ii) by the Company upon six (6) months’ prior written notice to Manager if, at any time after completion of the first three (3) Compensation Periods, Manager has failed to earn an Incentive Fee for each of such Compensation Periods; and

(iii) by Manager upon six (6) months’ prior written notice to the Company.

(b) Upon any early termination of this Agreement pursuant to Section 6(a) above, Manager shall be entitled to receive all earned but yet unpaid Management Fees and Incentive Fees, calculated as of the effective day of termination.

(c) Manager shall have the option to extend the Management Period such that it will expire on the tenth-year anniversary of the Closing under the Merger Agreement, rather than the five-year anniversary of such date, by delivering written notice to the Company not less than 90 days prior to the five-year anniversary of the Closing under the Merger Agreement in either of two cases:

(i) if the Manager and the Company mutually agree; or

(ii) if, on average, there has been at least a 10% annual increase in Incremental Net Sales Percentage or Incremental Net Value Percentage achieved for the first two Compensation Periods ended hereunder.

7. Covenants of Manager and Founder

Neither Manager nor Founder shall, directly or indirectly, except as otherwise permitted under this Agreement or with the written consent of Cook Group Incorporated, until the one-year anniversary of the earlier of: (x) the last day of the Management Period and (y) the termination date, if earlier than the last day of the Management Period (such period, the “Non-Compete Period ”):

(a) own, operate, invest in, lend money to, be employed by, consult with, render services to, act as agent, officer or director for, or acquire or hold any interest in (A) any business of any nature that competes with any Selected Business; or (B) any corporation, partnership, association or other entity that owns, operates or has an interest in any business described in the immediately preceding clause (A) (except that nothing herein shall prohibit Founder from

5

owning not more than 5.0% of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange);

(b) employ or attempt to employ any person who is now or later becomes a director, officer or employee of the Selected Businesses, or otherwise interfere with or disrupt any employment relationship (contractual or other) of the Selected Businesses; or

(c) solicit, request, advise or induce any present or potential customer, supplier or other business contact of the Selected Businesses to cancel, curtail or otherwise adversely change its relationship with the Company.

8. Confidential Information

To the extent Manager, the Founder or the Company, receive (the “Recipient”) any non-public information reasonably believed by him or it to be, or otherwise marked as being, of a confidential nature with respect to any other party to this Agreement or any of such party’s affiliates (the “Discloser”), the Recipient shall, unless first obtaining the written consent of the Discloser, (a) treat such information confidentially using the same procedures it uses to protect its own confidential information, but with no less than a reasonable standard of care, and (b) shall not use such information for its own benefit or the benefit of any third party, except as required to perform its duties under this Agreement. Nothing contained in this Section 8 shall prohibit the parties hereto from entering into additional or superceding confidentiality agreements in the event any of them deems such an agreement reasonably required to protect its interests. In any such instance, the parties hereto agree to negotiate any such confidentiality agreement in good faith and with a view towards protecting the rights of those involved.

9. Remedies

(a) Specific Performance. Each party agrees that Sections 7 and 8 and each provision of those sections are reasonable and necessary to ensure that the parties receive the expected benefits of this Agreement and that violation of either or both of those Sections will cause harm to the non-breaching party to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of any violation of any provision of either or both of those Sections, (i) the adversely affected party (in addition to all other remedies it may have) shall be entitled to a temporary restraining order, injunction and other equitable relief (without posting any bond or other security) restraining the violating party from committing or continuing such violation and (ii) in the case of any violation of Section 7, the duration of the Non-Compete Period shall be extended beyond its then-scheduled termination date for a period equal to the duration of the violation.

(b) Liquidated Damages. Company acknowledges and agrees that the Founder and Manager have forgone significant business opportunities in order to enter into this Agreement, and that any breach of Sections 4 or 5 of this Agreement by Company would result in damages to Manager and Founder that are impractical if not impossible to calculate. Accordingly, in the event of any such breach, Company shall be liable to pay (in addition to all other available rights and remedies, at law, in equity or otherwise) to Manager, as liquidated damages for the loss of a bargain and not as a penalty, an amount equal to: (i) the total of all Management Fees that would be earned by Manager hereunder for the remainder of the Management Period, plus (ii) the total of all Incentive Fees that would be earned by Manager hereunder (calculated assuming a 10% annual increase in the Incremental Net Sales Percentage and the Incremental Net Value Percentage) for the remainder of the Management Period.

10. Other Provisions

(a) Representation of Manager. Manager hereby represents and warrants that the execution, delivery and performance of this Agreement by Manager have been duly authorized and approved by all necessary corporate and other action on the part of Manager and that this Agreement represents

6

the binding obligation of Manager, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally.

(b) Representation of Company. The Company hereby represents and warrants that the execution, delivery and performance of this Agreement by the Company have been duly authorized and approved by all necessary corporate and other action on the part of the Company and that this Agreement represents the binding obligation of the Company, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally.

(c) Separate Representation. Founder hereby acknowledges that Founder has sought and received independent advice from counsel of Founder’s own selection in connection with this Agreement and has not relied to any extent on any officer, director or shareholder of, or counsel to, the Company in deciding to enter into this Agreement.

(d) Successors and Assigns. This Agreement is binding on Founder, Manager and on the Company and each party’s permitted successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor without the prior written consent of Manager and Founder so long as such successor expressly assumes the obligations of the Company under the Agreement in a manner satisfactory to Founder in his sole discretion or otherwise assumes the obligations of the Company by operation of law, including without limitation, through consummation of the transactions contemplated by the Merger Agreement. No rights or obligations of Manager or Founder under this Agreement may be assigned to any other person or entity without the consent of the Company.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, without giving effect to the principles of conflict of laws.

(f) Severability. Each provision of this Agreement is severable. If any provision of this Agreement is found to be unenforceable or in violation of any statute, rule, regulation, order or decree of any governmental authority, court or agency, then such provision shall be modified to the minimum extent necessary so as to render it enforceable and cure such violation, and all other provisions hereof shall remain in full force and effect notwithstanding such violation.

(g) Legal Relationship. The relationship among the parties established by this Agreement is that of independent contracting parties, and no provision of this Agreement shall be construed to create a partnership, joint venture, employment or other similar relationship of agency.

(h) Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, by facsimile transmission, by overnight courier service or by prepaid United States registered or certified mail, return receipt requested, to the party to receive the same at the address set forth with the signature of such party hereto or at such other address as may have been furnished to the sender by notice under this Agreement. All notices shall be deemed given on the date on which delivered.

(i) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter of this Agreement, and no provision hereof may be altered, amended, modified, waived, or discharged in any way whatsoever except by written agreement executed by both parties. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

7

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

William Cook [Address]	Cook Group Incorporated P.O. Box 489 Bloomington, IN 47402-0489 Attention: **[ ] Facsimile: 812-331-8990

By:

William Cook	Its:

[Manager]
By

[address]

8

EXHIBIT L TO AGREEMENT AND PLAN OF MERGER

SHAREHOLDERS AGREEMENT

      THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made this            day of                     , 2003, by and among Guidant Corporation, an Indiana corporation (the “Company”), and the individuals and entities listed in Annex A hereto (the “Original Shareholders”).

RECITALS

      A. The Company, Diane Acquisition Corporation, an Indiana corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Cook Group Incorporated, an Indiana corporation (“Seller”) have entered into an Agreement and Plan of Merger dated July 30, 2002 contemplating the merger of Merger Sub into Seller (the “Merger Agreement”).

      B. The Merger Agreement provides that the Company and the Original Shareholders shall execute and deliver a shareholders agreement in the form hereof as a condition to the obligations of the parties to the Merger Agreement to close the Merger.

AGREEMENT

      NOW THEREFORE, in consideration of the premises and of the mutual covenants and undertakings set forth in this Agreement, the Original Shareholders and the Company, intending to be legally bound, agree as follows:

1. Defined Terms. Except as otherwise provided herein, capitalized terms used herein shall have the same meaning assigned to them in the Merger Agreement. The term “Shareholders” shall include the Original Shareholders and those who become holders of any shares of common stock of the Company originally issued to the Original Shareholders pursuant to the Merger (the “Company Common Stock”) in any transaction of the type described in subsections (ii) and (iii) of Section 3(a) of this Agreement.

2. Standstill. Each Shareholder agrees that, except in connection with voting as a director of the Company, if applicable, until such time as the Shareholders in the aggregate hold less than five percent of the then-outstanding shares of Company Common Stock, such Shareholder will not (and will not assist or encourage others to), directly or indirectly, including through the voting of such Shareholder’s shares (unless approved by the Company’s board of directors):

(a) propose, offer, seek, or agree to any merger or consolidation of the Company, acquisition of the Company’s assets or of the common stock of the Company, or any other business combination involving the Company;

(b) solicit, or participate in the solicitation of, proxies or consents with respect to any securities of the Company in support of election of any director not nominated for election by the board of directors of the Company;

(c) make any public announcement with respect to any of the foregoing; or

(d) enter into any discussion, negotiation, arrangement, or understanding with any person with respect to any of the foregoing.

3. Restrictions on Transfer of Shares.

(a) No Shareholder may offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, or grant any rights with respect to (collectively, a “Disposition”) any shares of Company Common Stock, options or warrants to purchase any shares of Company Common Stock, or any securities convertible into or exchangeable for Company Common Stock (collectively, “Securities”), except for Dispositions:

(i) to the Company;

(ii) to heirs or legal representatives of the Shareholder by will or intestacy in the event of the death of such Shareholder or to legal representatives of the Shareholder in the event of the adjudication of incompetency of the Shareholder, but only if the heirs, legal representatives or transferee shall agree in writing to be bound by this Agreement as if such heir, legal representative or transferee were the Shareholder;

(iii) to charitable trusts established by a Shareholder, but only if the trust shall agree in writing to be bound by this Agreement as if such trust were the Shareholder;

(iv) to a purchaser in privately negotiated transactions, provided that (A) such purchaser is not, and is not an affiliate of, any of those persons listed in that letter of the Company dated the date hereof and delivered to the Original Shareholders or any other person that is known by the Shareholder to be a material, direct competitor of the Company or its subsidiaries, (B) such transaction otherwise complies with the terms, rules and regulations of and under the Securities Act, and (C) the number of shares of Company Common Stock sold in such transactions, together with all other sales of Company Common Stock made by all Shareholders under this subsection (iv) and subsection (v) below and in transactions under subsection (vi) below do not in the aggregate exceed the amounts listed below:

(1) during the first 90-day period following the Closing Date, 13 million shares of Company Common Stock;

(2) during the second 90-day period following the Closing Date, 13 million shares of Company Common Stock;

(3) during the third 90-day period following the Closing Date, 6.5 million shares of Company Common Stock, except if and to the extent the terms contained in subsection (5) below are satisfied during such 90-day period;

(4) during the fourth 90-day period following the Closing Date, 6.5 million shares of Company Common Stock, except if and to the extent the terms contained in subsection (5) below are satisfied during such 90-day period; and

(5) at any time after the expiration of 30 days after the Final Pricing Date, in such amounts and for such periods as provided in paragraph (e)(1) of Rule 144 under the Securities Act (as in effect on the date of this Agreement and whether or not such section is applicable to any such Disposition).

(v) through transactions of the type described in the first sentence of paragraph (f) of Rule 144 under the Securities Act (as in effect on the date of this Agreement and whether or not such Disposition is subject to Rule 144), provided that the number of shares of Company Common Stock sold in such transactions, together with all other sales of Company Common Stock made by any and all Shareholders under this subsection (v) and subsection (iv) above and in transactions under subsection (vi) below do not for any applicable period exceed the amounts set forth in subsection (iv) above;

(vi) in connection with a hedging transaction with a counterparty who may hedge its economic exposure to such transaction by selling shares of Company Common Stock publicly into the applicable market(s), provided that the number of shares of Company Common Stock sold in transactions under this subsection (vi) and under subsections (iv) and (v) above do not for any applicable period exceed the amounts set forth in subsection (iv) above; or

(vii) as provided in Section 4, 5 or 6 of this Agreement.

2

Each Shareholder agrees that the foregoing restrictions preclude the Shareholder from engaging in any hedging or other transaction that is designed to or reasonably expected to lead to or result in a Disposition of Securities not excepted above, even if the Securities would be disposed of by someone other than the Shareholder. Prohibited hedging or other transactions include any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to, or derives any significant part of its value from Securities. Any Disposition or attempted Disposition in violation of this Agreement shall be void.

(b) Each Shareholder consents to the entry of stop-transfer instructions with the Company’s transfer agent and registrar against the Disposition of the Securities, except those Dispositions of shares of Company Common Stock excepted above.

(c) Appropriate adjustments in the share numbers contained in subsection 3(a)(iv) above shall be made to reflect any subsequent stock dividends, stock splits or other similar changes in the outstanding capital stock of the Company.

4. Extraordinary Corporate Transactions. The restrictions on Disposition of the shares of Company Common Stock acquired at the Closing or on the Second Payment Date set forth herein shall not apply to any Dispositions made pursuant to a merger or consolidation, tender offer, exchange offer, or any other similar transaction involving common stock of the Company which is recommended, approved, or not opposed by the Company’s board of directors.

5. Demand Registration Rights.

(a) Form S-3 Demand Registration.

(i) If the Company receives a written request therefor from a Shareholder, then the Company shall prepare and file with the SEC within 30 days of such request a registration statement under the Securities Act covering the shares of Company Common Stock that are the subject of the request and shall use its reasonable best efforts to cause the registration statement to become effective. If the request is not made on behalf of all Shareholders, upon the making of the request, the Company shall promptly give notice to the other Shareholders. The Company shall include in the registration statement shares of Company Common Stock held by the other Shareholders for which it has received written requests to register from the other Shareholders within 10 days after the Company’s written notice to those Shareholders.

(ii) The Company shall be obligated to prepare, file, and cause to become effective only three registration statements (on Form S-3 or any other applicable form (“Form S-3”)) under this Agreement, and to pay all the expenses associated therewith, except as set forth below.

(iii) The Company shall not be obligated to register any shares under this Section 5(a) unless the Shareholders making the written requests for registration under subsection (i) above hold at least 25% of the total number of shares of Company Common Stock then held by all Shareholders.

(iv) The maximum number of shares of Company Common Stock included in any registration under this Section 5 shall not exceed one-third of the total number of shares of Company Common Stock acquired by all Shareholders in connection with the Merger.

(v) The initial registration request may not be made by Shareholders until after that date which is six months after the Final Pricing Date. The second registration request may not be made by Shareholders until that date which is six months after the closing of the sale of shares in connection with the initial registration statement filed under this Section 5. The third registration request may not be made by Shareholders until that date which is six months after the closing of the sale of shares in connection with the second registration statement filed under this Section 5.

3

(b) The Company’s Right to Postpone or Suspend Registration. The Company may postpone compliance with a request for registration under this Section 5 or may suspend the ability to make sales under the registration statement filed pursuant thereto, if: (i), in the good faith and reasonable judgment of the Company, such compliance or sales would materially adversely affect a proposed financing, reorganization, recapitalization, merger, acquisition, consolidation, or similar transaction or other development involving or with respect to the Company or its subsidiaries (including through the premature disclosure thereof), or (ii) the Company is conducting a public offering of capital stock (including during the effectiveness of any registration statement pertaining thereto) and the managing underwriter concludes in its good faith and reasonable judgment that such compliance or sales would materially adversely affect the success of the offering. If the Company invokes this Section 5(b), then the Company shall give prompt written notice, on a confidential basis, of the postponement to the requesting Shareholders. In addition, each Shareholder agrees to promptly suspend sales under the registration statement during any period that the Company notifies the Shareholder that it is preparing and filing an amendment or supplement to the registration statement or prospectus under subsections (d)(vi) or (vii) below.

(c) Piggyback Registrations. If at any time commencing six months after the Final Pricing Date but prior to December 31, 2005, the Company determines to proceed with the preparation and filing of a registration statement under the Securities Act in connection with the proposed underwritten public offering of shares of the common stock of the Company for cash, the Company shall give written notice thereof to each Shareholder then holding shares of Company Common Stock acquired in connection with the Merger. Upon the written request of any such Shareholder given within ten days after the date of any such notice from the Company, the Company shall cause all shares of Company Common Stock to which any such Shareholder has requested registration to be included in the registration statement, all to the extent requisite to permit the sale or other disposition by such Shareholder of the shares to be so registered; provided, however, that nothing shall prevent the Company from abandoning or delaying any such registration initiated by it. The Company may require that the shares of Company Common Stock requested for inclusion by Shareholders pursuant to this Section 5(c) be included in the underwriting on the same terms and conditions as the shares of common stock of the Company otherwise being sold to the underwriters. If in the discretion of the managing underwriter of such public offering the inclusion of all of the shares of Company Common Stock originally covered by request for inclusion in such registration made by any Shareholders would reduce the number of shares of common stock of the Company to be offered by the Company or interfere with the successful marketing of the shares of common stock of the Company offered by the Company, the number of shares owned by any Shareholder and otherwise to be included in the underwritten public offering may be reduced or eliminated pro rata, in accordance with the original requested amounts, among such Shareholders requesting inclusion in such registration.

(d) The Company’s Obligations. When the Company is required by this Section 5 to register shares of Company Common Stock under the Securities Act, then the Company shall:

(i) prepare and file with the SEC a registration statement on Form S-3 with respect to the shares requested to be registered and use its reasonable best efforts to cause the registration statement to become and remain effective to the extent and for the time customary in connection with a firm-commitment underwriting;

(ii) prepare and file with the SEC such amendments to the registration statement and supplements to the prospectus contained therein as may be necessary to keep the registration statement effective to the extent and for the time customary in connection with a firm-commitment underwriting;

(iii) furnish to the participating Shareholders (and to the underwriter of the securities being registered) a reasonable number of copies of the registration statement, preliminary

4

prospectus (if any), final prospectus, and such other documents as such Shareholders or the underwriter may reasonably request in order to facilitate the sale of the shares;

(iv) notify the participating Shareholders, promptly after the Company receives notice thereof, of the time when the registration statement has become effective or a supplement to any prospectus forming a part of the registration statement has been filed;

(v) notify the participating Shareholders promptly of any request by the SEC for the amending or supplementing of the registration statement or prospectus or for additional information;

(vi) prepare and file with the SEC, promptly upon the request of the participating Shareholders, any amendments or supplements to the registration statement or prospectus that, in the reasonable opinion of counsel for such Shareholders (and agreed with by counsel for the Company), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the shares;

(vii) prepare and promptly file with the SEC, and promptly notify the Shareholders of, any filing of the amendment or supplement to the registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to those securities is required to be delivered under the Securities Act, the prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

(viii) advise the participating Shareholders promptly after it receives notice of the issuance of any stop order by the SEC suspending the effectiveness of the registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if a stop order is issued; and

(ix) include in the registration statement and any related prospectus filed pursuant to this Section a provision in substantially the form of Annex B hereto under the caption “Plan of Distribution”, and include in any supplement to any prospectus filed in connection with an underwritten offering, language mutually agreed upon by the Company, the selling Shareholder or Shareholders and the applicable underwriter, investment bank or affiliate thereof describing any arrangements entered into by such underwriter, investment bank or affiliate thereof to hedge its economic exposure with respect to any derivative transaction entered into between such underwriter, investment bank or affiliate thereof and any of the selling Shareholders.

(e) The Company shall not be obligated to honor a request or demand to register shares of Company Common Stock under this Section 5 if all such shares which could be registered pursuant to such request or demand are otherwise eligible for immediate sale by the Shareholder under Rule 144 under the Securities Act.

6. Shelf Registration.

(a) The Merger Agreement provides that the Company Common Stock to be issued in connection with the Merger to the shareholders of Seller (including the Original Shareholders) shall be registered with the SEC on a registration statement on Form S-4. If, for whatever reason, the shares of Company Common Stock to be issued to the Original Shareholders are not eligible for registration on a Registration Statement on Form S-4, the Company shall use its reasonable best efforts to cause to be filed with the SEC as promptly as practicable after the Closing Date, but, in any event, within 30 days after the Closing Date, a registration statement on Form S-3 (the “Shelf Registration Statement”) covering the resale of the shares of Company Common Stock not so registrable on Form S-4 on a continuous basis pursuant to Rule 415 under the Securities Act, and to

5

have such Shelf Registration Statement declared effective by the SEC as promptly as practicable thereafter.

(b) The Company will use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Closing Date or such earlier date when all shares of Company Common Stock held by any Original Shareholder covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Registration Statement (the “Effectiveness Period ”). If the Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period, the Company shall within thirty (30) days of such cessation of effectiveness amend the Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional shelf registration statement on Form S-3 pursuant to Rule 415 covering all of the shares of Company Common Stock held by any Original Shareholders (a “Subsequent Shelf Registration Statement”). If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to cause it to be declared effective as soon as practicable after such filing and to keep such Subsequent Shelf Registration Statement continuously effective for the Effectiveness Period. If any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period, this Section 8 shall apply anew as if such Subsequent Shelf Registration Statement were the Shelf Registration Statement in the first instance. As used in this Agreement, the term “Shelf Registration Statement” includes any Subsequent Shelf Registration Statement that may be prepared and filed pursuant to this Agreement, as the context requires.

(c) The Shelf Registration Statement shall be subject to the provisions of Section 5(b) of this Agreement. In addition, dispositions of any Company Common Stock under the Shelf Registration Statement shall be subject to the provisions of Section 3(a)(i) through (vi) of this Agreement.

(d) The Company’s Obligations. In addition to its other obligations under this Section 6, the Company shall:

(i) prepare and file with the SEC such amendments to the Shelf Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period;

(ii) furnish to the Original Shareholders (and to the underwriter of the securities being registered) a reasonable number of copies of the Shelf Registration Statement, preliminary prospectus (if any), final prospectus, and such other documents as such Original Shareholders or the underwriter may reasonably request in order to facilitate the sale of the shares;

(iii) notify the Original Shareholders, promptly after the Company receives notice thereof, of the time when the Shelf Registration Statement has become effective or a supplement to any prospectus forming a part of the Shelf Registration Statement has been filed;

(iv) notify the Original Shareholders promptly of any request by the SEC for the amending or supplementing of the Shelf Registration Statement or prospectus or for additional information;

(v) prepare and file with the SEC, promptly upon the request of the Original Shareholders, any amendments or supplements to the Shelf Registration Statement or prospectus that, in the reasonable opinion of counsel for the Original Shareholders (and agreed with by counsel for the Company), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the shares;

(vi) prepare and promptly file with the SEC, and promptly notify the Original Shareholders of, any filing of the amendment or supplement to the Shelf Registration Statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to those securities is required to be delivered under the Securities Act, the prospectus or any other prospectus as then in effect would include an untrue statement of a

6

material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

(vii) advise the Original Shareholders promptly after it receives notice of the issuance of any stop order by the SEC suspending the effectiveness of the Shelf Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if a stop order is issued; and

(viii) before filing any Shelf Registration Statement or prospectus or any amendment or supplement thereto (other than documents incorporated by reference into such Shelf Registration Statement), provide to each Original Shareholder and its counsel a copy of the document to be filed and allow not less than five (5) business days to review and comment on such document.

(ix) include a provision in substantially the form presented in Section 5(d)(ix) above in any Shelf Registration Statement and any related prospectus.

7. Agreements with Respect to Underwriters.

(a) Any offering of shares made pursuant to a registration statement filed under Section 5 hereof shall be made through a underwritten public offering. Furthermore, during the time a Shelf Registration Statement is effective, Shareholders may seek to sell shares thereunder in underwritten public offerings; provided, however, that the Shareholders shall not undertake more than three underwritten offerings under the Shelf Registration Statement, shall not undertake any such offerings any sooner or more frequently than as provided in Section 5(a)(v) above, shall require as a precondition that Shareholders holding at least 25% of the total number of shares of Company Common Stock then held by all Shareholders have agreed to participate in such offering, and that the maximum number of shares of Company Common Stock included in any such offering shall not exceed one-third of the total number of shares of Company Common Stock acquired by all Shareholders in connection with the Merger. Any underwritten public offering made by the Shareholders under this Agreement shall be made through one or more underwriters that are selected by the requesting Shareholders and reasonably acceptable to the Company; it being understood that any disclosure with respect to the Company shall be prepared by the Company or otherwise approved by the Company.

(b) If any shares of Company Common Stock are to be sold in an underwritten public offering, then the Company shall enter into an underwriting or similar agreement among the Company, the selling Shareholder or Shareholders and the underwriters of the type customary for registered underwritten secondary offerings of equity securities, which agreement shall include, without limitation, customary provisions relating to: (i) representations and warranties of the Company and the selling Shareholder or Shareholders; (ii) receipt by the underwriters of accountant’s “comfort” letters in customary form for registered offerings of equity securities; (iii) receipt by the underwriters of disclosure opinions of nationally recognized outside counsel to the Company reasonably acceptable to the underwriters; (iv) receipt by the underwriters of other customary opinions, certificates and closing documents; and (v) indemnification of, and contribution in connection with the liability of, the underwriters and their control persons, which provisions referred to in this clause (v) shall be reasonably satisfactory to the underwriter. In addition, the Company will afford such underwriters a reasonable opportunity to conduct a “due diligence” investigation with respect to the Company customary in scope for underwritten offerings of equity securities, which shall include: (A) making available for inspection by any underwriter and any attorney, accountant or other agent or representative retained by any underwriter all relevant financial and other records, corporate documents and properties of the Company and its subsidiaries as the underwriter may reasonably request and (B) causing the Company’s officers, directors and employees to answer all questions and supply all information reasonably requested by any such underwriter, attorney, accountant, agent or representative. As used in this Agreement, the term “underwritten public offering” shall include a

7

transaction in which an investment bank or affiliate thereof sells shares of Company Common Stock pursuant to any registration statement filed pursuant to Section 5 hereof or any Shelf Registration Statement in order to hedge its economic exposure to a derivative transaction entered into between a Shareholder or Shareholders and such investment bank or affiliate thereof.

8. Fees, Costs, and Expenses. All fees and expenses other than underwriting discounts, selling commissions, fees and disbursements of counsel and accountants for the Shareholders, and transfer taxes, if any, incurred in connection with respect to a registration under Section 5 or Section 6 hereof, shall be borne by the Company, including, without limitation, all registration, filing, NYSE, and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, and all internal expenses of the Company. Fees and disbursements of counsel and accountants for the Shareholders participating in the registration, any underwriting discounts, commissions, and transfer taxes shall be borne by such Shareholders.

9. Indemnification Relating to Registration. With respect to a registration under Section 5 or Section 6 hereof:

(i) The Company shall indemnify the participating Shareholders and the underwriter or underwriters (as defined in the Securities Act) for such Shareholders and each person, if any, who controls any such Shareholder or any underwriter within the meaning of the Securities Act, against any loss, damage, liability, cost, or expense to which a Shareholder, underwriter, or controlling person becomes subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs, or expenses are caused by an untrue statement or alleged untrue statement of any material fact contained in the registration statement, any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company shall not be liable, however, to the extent that any such loss, damage, liability, cost, or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by a Shareholder, underwriter, or controlling person in writing specifically for use in the preparation thereof.

(ii) Each participating Shareholder shall indemnify the Company, its directors and officers, any controlling person, and any underwriter from any loss, damage, liability, cost, or expense to which the Company, any controlling person, or any such underwriter becomes subject under the Securities Act or otherwise, insofar as the losses, damages, liabilities, costs, or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by the Shareholder specifically for use in the preparation thereof, or the failure of the Shareholder to comply with the Securities Act, including the prospectus-delivery requirements thereof.

(iii) Promptly after receipt by an indemnified party under the provisions of paragraph (i) or (ii) of this Section 5(g) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, the indemnified party shall, if a claim thereof is to be made against the indemnifying party under the provisions of paragraph (i) or (ii), promptly notify the indemnifying party of the commencement thereof; but any delay in so notifying the indemnifying party will not relieve it from any liability which it may have to any indemnified party, unless the indemnifying party is actually prejudiced by such delay. If such an action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, to

8

assume the defense thereof, with counsel satisfactory to the indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party reasonably concludes that there may be legal defenses available to it or other indemnified parties that are different from or additional to those available to the indemnifying party, or if there is a conflict of interest that would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of the action on its behalf. After notice from the indemnifying party to the indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party under the provisions of paragraph (i) or (ii) for any legal or other expense subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnified party employs counsel in accordance with the proviso of the preceding sentence, the indemnifying party does not employ counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or the indemnifying party has authorized the employment of counsel for the indemnified party at its expense.

(iv) The parties hereto acknowledge and agree that the provisions of this Section 9 shall be superceded by the provisions contained in any underwriting or similar agreement described in Section 7(b) above.

10. No Violation of Other Agreements

(a) Each Shareholder hereby represents and agrees that neither (i) such Shareholder’s entering into this Agreement nor (ii) such Shareholder’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which such Shareholder is a party or by which such Shareholder is bound.

(b) The Company hereby represents and agrees that neither (a) the Company’s entering into this Agreement nor (b) the Company’s carrying out of the provisions of this Agreement, will violate any other agreement (oral, written or other) to which the Company is a party or by which the Company is bound.

11. Lock-Up. If, at any time, the Company registers any of its common stock or any other equity securities under the Securities Act on a registration statement on Form S-1, Form S-2 or Form S-3 (or an equivalent general registration form then in effect) for purposes of a primary offering, secondary offering or a combined offering, from the time that the Company files such registration statement with the SEC until 90 days after the effectiveness of the registration statement relating thereto or such shorter period as may be required by the managing underwriter or underwriters of such offering, the Shareholders will not offer, issue, sell, agree or commit to issue, or sell or grant any option for the purchase of or solicit any offer to buy, any shares of common stock of the Company, other than in connection with any shares of Company Common Stock owned by a Shareholder to be registered pursuant to any such registration statement.

12. Blue Sky Laws. The Company shall, in connection with the filing of any registration statement under this Agreement, file such registration or qualification statements and such other documents as may be necessary to register or qualify the shares of Company Common Stock under the securities or “blue sky” laws of all states in which such shares of Company Common Stock are to be offered or sold (as reasonably designated by any Shareholder), and the Company shall use its reasonable best efforts to cause such filings to become effective as soon as practicable and to continue to be effective for the Effectiveness Period. The Company shall promptly notify each Shareholder of any proceeding or threatened proceeding to prevent any registration or qualification statement filed under the securities or “blue sky” laws of any jurisdiction from becoming effective or to suspend or revoke the effectiveness of any such registration or qualification or to suspend the registration or qualification of shares of Company Common Stock for sale under the securities or “blue sky” laws of any jurisdiction.

9

13. SEC Filings. The Company shall from time to time file all statements, forms, reports and other documents with the SEC required to be filed by it pursuant to the Securities Act or the Securities and Exchange Act of 1934, as amended, including, without limitation, each registration statement, current report on Form 8-K, proxy or information statement, annual report on Form 10-K and quarterly report on Form 10-Q (collectively, “SEC Filings”). The Company shall, upon request of a Shareholder, provide to the Shareholder a copy of any SEC Filing made by the Company, whether or not such filing is incorporated or deemed incorporated by reference in any registration statement filed pursuant to this Agreement.

14. Successors and Assigns. The terms and conditions of this Agreement may not be transferred or assigned, except in connection with the sale or transfer of Company Common Stock that is permitted and authorized in accordance with subsections (ii) or (iii) of Section 3(a) of this Agreement. Any assignment of rights hereunder in accordance with the preceding sentence shall be effective only if written notice of such assignment, identifying the name and address of such assignee, is given to the Company, and such assignee agrees in writing to be bound by this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, without giving effect to the principles of conflict of laws.

16. Severability. Each provision of this Agreement is severable. If any provision of this Agreement is found to be unenforceable or in violation of any statute, rule, regulation, order or decree of any governmental authority, court or agency, then such provision shall be modified to the minimum extent necessary so as to render it enforceable and cure such violation, and all other provisions hereof shall remain in full force and effect notwithstanding such violation.

17. Termination. This Agreement shall terminate at such time as the Shareholders in the aggregate hold less than 5% of the shares of Company Common Stock.

18. Other Provisions. All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, by facsimile transmission, by overnight courier service or by prepaid United States registered or certified mail, return receipt requested, to the party to receive the same at the address set forth with the signature of such party hereto or at such other address as may have been furnished to the sender by notice under this Agreement. All notices shall be deemed given on the date on which delivered. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, and no provision hereof may be altered, amended, modified, waived, or discharged in any way whatsoever except by written agreement executed by the Company and Shareholders then holding a majority of the outstanding shares of Company Common Stock. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder Certificates representing shares of Company Common Stock issued to the Original Shareholders or transferred to a party listed in Section 3(a)(ii) or (iii) shall contain an appropriate legend referring to the terms and restrictions thereon contained in this Agreement, provided any such legend shall be removed prior to any transfer made in accordance with this Agreement to any person or entity not subject to the provisions of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

10

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

GUIDANT CORPORATION
111 Monument Circle, 29th Floor
Indianapolis, Indiana 46204

By:

Its:

SHAREHOLDERS:

11